UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Cellular Biomedicine Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1345 Avenue of the Americas, 15th Floor
New York, New York
Dear Stockholders:

You are invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Cellular Biomedicine Group, Inc. (the “Company”) on June 26, 2020, which will be held at Aloft Long Island City – Manhattan View, 27-45 Jackson Avenue, Long Island City, New York 11101 at 9:00 a.m. Eastern Standard Time. Enclosed with this letter are your Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy voting card. The Proxy Statement included with this notice discusses each of our proposals to be considered at the Annual Meeting. Please review our annual report for the fiscal year ended December 31, 2019, which is on our website at http://www.cellbiomedgroup.com (under “Investor Relations”) and at https://www.iproxydirect.com/CBMG.

At this year’s meeting, you will be asked to: (1) elect three (3) “Class II” directors, each of whom will be elected for a term of three years; (2) ratify the appointment of BDO China Shu Lun Pan Certified Public Accountants LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; (3) conduct a non-binding advisory vote to approve the compensation of our named executive officers; (4) conduct a non-binding advisory vote recommending the frequency of future advisory votes on the compensation of our named executive officers; and (5) transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 27, 2020 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment and postponements thereof (the “Record Date”).

The Board of Directors believes that it is in the best interest of the Company and its stockholders to vote: (1) “FOR” each candidate for a position on the Board of Directors in Proposal 1, (2) “FOR” the ratification of BDO China Shu Lun Pan Certified Public Accounts LLP in Proposal 2, (3) “FOR” the approval of the compensation of our named executive officers in Proposal 3, and (4) for future advisory votes on the compensation of our named executive officers to occur “EVERY THREE YEARS” in Proposal 4. The Board of Directors therefore recommends a vote “FOR” all candidates and all other matters as indicated above. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed proxy promptly. On the following pages, we provide answers to frequently asked questions about the Annual Meeting.

You are welcome to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, you are requested to read the enclosed proxy statement and to sign, date and return the accompanying proxy as soon as possible. This will assure your representation and a quorum for the transaction of business at the meeting.

On a special note, the coronavirus (COVID-19) outbreak recently reached pandemic status. The pandemic is likely to impact proxy materials and the conduct of annual meetings, for example, as a result of health concerns or travel restrictions, or both. New York State has ordered 100% of the non-essential workforce to stay home. We are closely monitoring government directives and will comply with all COVID-19 health and safety rules. Government mandated travel restrictions and the New York City COVID-19 outbreak may cause disruption to our Annual Meeting schedule in New York. As of this filing, we still plan to hold the Annual Meeting on June 26, 2020 as scheduled.

We recognize that this is a rapidly evolving situation and we continue to monitor and adapt. In the event it is not possible or advisable to hold the Annual Meeting as currently planned, we will announce any additional or alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication.  We will provide updates regarding the Annual Meeting by press release and filing with the Securities and Exchange Commission as well as on our website at https://www.cellbiomedgroup.com/.

Sincerely,

/s/ Terry Belmont
Terry Belmont
Chairman of the Board of Directors

New York, New York
April 29, 2020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date: June 26, 2020

To the Stockholders of Cellular Biomedicine Group, Inc.:

The 2020 Annual Meeting of Stockholders will be held at Aloft Long Island City – Manhattan View, 27-45 Jackson Avenue, Long Island City, New York 11101 at 9:00 a.m. Eastern Standard Time. During the Annual Meeting, stockholders will be asked to:

(1)
Elect three (3) “Class II” directors, each of whom will be elected for a three year term, or until the election and qualification of their successors;
(2)
Ratify the appointment of BDO China Shu Lun Pan Certified Public Accountants LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
(3)
Conduct a non-binding advisory vote to approve the compensation of our named executive officers;
(4)
Conduct a non-binding advisory vote recommending the frequency of future advisory votes on the compensation of our named executive officers; and
(5)
Transact any other business properly brought before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 27, 2020, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. If you are a stockholder as of April 27, 2020, you may vote at the meeting. The date of disseminating this Notice of Meeting and Proxy Statement is on or about April 29, 2020.

For a period of 10 days prior to the Annual Meeting, a stockholders list will be kept at our office and shall be available for inspection by stockholders during usual business hours. A stockholders list will also be available for inspection at the Annual Meeting.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, you are requested to read the enclosed proxy statement and to sign, date and return the accompanying proxy as soon as possible. This will assure your representation and a quorum for the transaction of business at the meeting. If you attend the meeting in person, the proxy will not be used if you so request by revoking it as described in the proxy statement.

By order of our Board of Directors

/s/ Tony (Bizuo) Liu
Tony (Bizuo) Liu
Chief Executive Officer and Chief Financial Officer

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 26, 2020:

The Notice, Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available at https://www.iproxydirect.com/CBMG. If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before June 15, 2020 to facilitate timely delivery.

To request by phone: 1-866-752-VOTE(8683)

To request by e-mail: proxy@iproxydirect.com

To request on the Internet: https://www.iproxydirect.com/CBMG

If you have any questions about accessing materials or voting, please call Issuer Direct at 919-481-4000 ext 120 or 117.

THE PROXY PROCEDURE

On or about April 29, 2020, Cellular Biomedicine Group, Inc. (the “Company,” “CBMG,” or “we”) will first disseminate to our stockholders of record and beneficial owners of shares of our common stock a Notice of Internet Availability of Proxy Materials (the “Notice”) in connection with the solicitation of proxies by our board of directors (“Board”) for our annual meeting of stockholders to be held on June 26, 2020, at 9:00 a.m. EST at Aloft Long Island City – Manhattan View, 27-45 Jackson Avenue, Long Island City, New York 11101 (referred to as the “Annual Meeting”). Stockholders who received the notice will have the ability to access this Proxy Statement and the accompanying proxy card over the Internet and to request a paper copy of the proxy materials by internet, email, or telephone. Our Board encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates such election.

i

QUESTIONS AND ANSWERS ABOUT THE MEETING

What am I voting on?

At this year’s meeting, you will be asked to:

(1)
Elect three (3) “Class II” directors, each of whom will be elected for a term of three years, or until the election and qualification of their successors;

(2)
Ratify the appointment of BDO China Shu Lun Pan Certified Public Accountants LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

(3)
Conduct a non-binding advisory vote to approve the compensation of our named executive officers;

(4)
Conduct a non-binding advisory vote recommending the frequency of future advisory votes on the compensation of our named executive officers; and

(5)
Transact any other business properly brought before the Annual Meeting or any adjournments thereof.

Who is entitled to vote at the Annual Meeting, and how many votes do they have?

Stockholders of record at the close of business on April 27, 2020 (the “Record Date”) may vote at the Annual Meeting. Pursuant to the rights of our stockholders contained in our charter documents each share of our common stock has one vote. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. There were 19,391,343 shares of common stock outstanding on April 27, 2020. From June 15, 2020 through June 26, 2020, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Andrew Chan, our Secretary, at (347) 905-5663 to arrange a visit to our offices. In addition, the list of stockholders will be available for viewing by stockholders at the Annual Meeting.

How do I vote?

You may vote over the Internet, by telephone, by mail or in person at the Annual Meeting. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Vote by Internet. You can vote via the Internet at www.iproxydirect.com/CBMG. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 25, 2020. Internet voting is available 24 hours a day. If you vote via the Internet, you do not need to vote by telephone or return a proxy card.

Vote by Telephone. You can vote by telephone by calling the toll-free telephone number 1-866-752-VOTE (8683). You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. Eastern Time on June 25, 2020. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to vote over the Internet or return a proxy card.

Vote by Mail. If you received a printed proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided to Cellular Biomedicine Group, Inc., c/o Issuer Direct, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

Vote in Person at the Meeting. If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

If you vote by any of the methods discussed above, you will be designating Tony (Bizuo) Liu, our Chief Executive Officer and Chief Financial Officer, as your proxy, and Andrew Chan, our Chief Legal Officer (General Counsel), Corporate Development and Secretary, as your proxies, and they will vote your shares on your behalf as your indicate.

Submitting a proxy will not affect your right to attend the Annual Meeting and vote in person.

If your shares are held in the name of a bank, broker or other nominee, you will receive separate voting instructions from your bank, broker or other nominee describing how to vote your shares. The availability of Internet voting will depend on the voting process of your bank, broker or other nominee. Please check with your bank, broker or other nominee and follow the voting instructions it provides.

Can I receive future materials via the internet?

If you vote by internet, simply follow the prompts for enrolling in electronic proxy delivery service. This will reduce the Company’s printing and postage costs in the future, as well as the number of paper documents you will receive.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using the methods discussed above, you will be appointing Tony (Bizuo) Liu, our Chief Executive Officer and Chief Financial Officer, and Andrew Chan, our Chief Legal Officer (General Counsel), Corporate Development and Secretary, as your proxies. Mr. Liu or Mr. Chan will vote on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please vote by proxy so that your shares of common stock may be voted.

How will my proxy vote my shares?

If you are a stockholder of record, your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the nominated slate of Class II directors (see Proposal 1); “FOR” the ratification of BDO China Shu Lun Pan Certified Public Accountants LLP (“BDO China”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (see Proposal 2); “FOR” the approval of the compensation of our named executive officers (see Proposal 3); and for future advisory votes on the compensation of our named executive officers to occur “EVERY THREE YEARS” (see Proposal 4). We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. Your proxies are authorized to vote on your behalf, however, using their best judgment, on any other business that properly comes before the Annual Meeting.

If your shares are held in the name of a bank, broker or other nominee, you will receive separate voting instructions from your bank, broker or other nominee describing how to vote your shares.

You should instruct your bank, broker or other nominee how to vote your shares. If you do not give voting instructions to the bank, broker or other nominee, the bank, broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters. Under the regulations applicable to New York Stock Exchange member brokerage firms (many of whom are the record holders of shares of our common stock), the uncontested election of directors is no longer considered a routine matter. Matters related to executive compensation are also not considered routine. As a result, if you are a beneficial owner and hold your shares in street name, but do not give your broker or other nominee instructions on how to vote your shares with respect to these matters, votes may not be cast on your behalf. If your bank, broker or other nominee indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be “broker non-votes” with regard to that matter. Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold our Annual Meeting, but a broker non-vote will not otherwise affect the outcome of a vote on a proposal that requires a majority of the votes cast. With respect to a proposal that requires a favorable vote of a majority of the outstanding shares, a broker non-vote has the same effect as a vote against the proposal.

How do I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

●
Notifying our corporate Secretary Andrew Chan, in writing at 1345 Avenue of the Americas, 15th Floor, New York, New York 10105, that you are revoking your proxy;

●
Submitting a proxy at a later date via the Internet, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the Annual Meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

●
Attending and voting by ballot at the Annual Meeting.

If your shares are held in the name of a bank, broker or other nominee, you should check with your bank, broker or other nominee and follow the voting instructions provided.

What constitutes a quorum?

The holders of a majority of the Company’s eligible votes as of the record date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the meeting to a later date. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each proposal?

Election of Directors. For Proposal 1, the election of directors, the nominees will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. You may choose to vote, or withhold your vote, separately for each nominee. A properly executed proxy or voting instructions marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

Ratification of the Appointment of Independent Registered Public Accounting Firm. For Proposal 2, the affirmative vote of the holders of shares of common stock entitled to vote must exceed the votes cast against the proposal, in order for the proposal to be approved.

Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers.  For Proposal 3, the affirmative vote of the holders of shares of common stock entitled to vote must exceed the votes cast against the proposal, in order for the proposal to be approved.

Non-Binding Advisory Vote to Approve Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers.  For Proposal 4, a stockholder may vote for every one year, every two years or every three years, or may abstain, and the frequency that receives the greatest number of votes will be the frequency that the stockholders approve, on a non-binding advisory basis

Other Proposals. Any other proposal that might properly come before the meeting will require the affirmative vote of the holders of shares of common stock entitled to vote to exceed the votes cast against the proposal for the proposal to be approved, except when a different vote is required by law, our certificate of incorporation or our Bylaws. On any such proposal, abstentions will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast.

Abstentions and broker non-votes with respect to any matter will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting with respect to any of the Proposals.

What percentage of our common stock do our directors and officers own?

As of April 27, 2020, our current directors and executive officers beneficially owned approximately 8.5% of our common stock outstanding. See the discussion under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 37 for more details.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

We, on behalf of our Board, through our directors, officers, and employees, are soliciting proxies primarily by mail. Further, proxies may also be solicited in person, by telephone, or facsimile. We will pay the cost of soliciting proxies. We will also reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

BDO China has served as the independent registered public accounting firm auditing and reporting on our financial statements for the fiscal years ended December 31, 2017, 2018 and 2019. BDO China has been appointed by our Board to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020. We expect that representatives of BDO China will not be present at the Annual Meeting.

What are the recommendations of our Board?

The recommendations of our Board are set forth together with the description of each proposal of this Proxy Statement. In summary, the Board recommends a vote:

●
FOR the election of the three nominated Class II directors (see Proposal 1);
●
FOR the ratification of BDO China Shu Lun Pan Certified Public Accountants LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (see Proposal 2).
●
FOR the approval of the compensation of our named executive officers (see Proposal 3); and
●
for future advisory votes on the compensation of our named executive officers to occur EVERY THREE YEARS (see Proposal 4).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you sign and return your proxy card but do not specify how you want to vote your shares, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

GOVERNANCE OF THE COMPANY

Our business, property and affairs are managed by, or under the direction of, our Board, in accordance with the Delaware General Corporation Laws and our Bylaws. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other key members of management, by reviewing materials provided to them by management, and by participating in meetings of the Board and its committees comprised of certain directors (“Committees”).

Stockholders may communicate with the members of the Board, either individually or collectively, or with any independent directors as a group by writing to the Board at 1345 Avenue of the Americas, 15th Floor, New York, New York, 10105. These communications will be reviewed by the office of the corporate Secretary who, depending on the subject matter, will (a) forward the communication to the director or directors to whom it is addressed or who is responsible for the topic matter, (b) attempt to address the inquiry directly (for example, where it is a request for publicly available information or a stock related matter that does not require the attention of a director), or (c) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each meeting of the Board, the corporate Secretary presents a summary of communications received and will make those communications available to any director upon request.

Independence of Directors

In determining the independence of our current and recently departed directors, the Board applied the definition of “independent director” provided under the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”) and pursuant to SEC Regulation S-K. Pursuant to these rules, the Board concluded its annual review of director independence in January 2020. After considering all relevant facts and circumstances, the Board affirmatively determined that Messrs. Bosun S. Hau and Nadir Patel, who resigned as Board members on May 15, 2019 and November 11, 2019, respectively, and Messrs. Terry Belmont, Steve (Wentao) Liu, Darren O’Brien, Edward Schafer, and Hangsheng Zhou, each of whom are now serving on the Board and are continuing to serve their terms, are independent within the definition of independence under the Nasdaq rules. Tony (Bizuo) Liu, nominated for election as a Class II director, is not an independent director. Additionally, Chun Kwok Alan Au and Jacky (Gang) Ji , two of the directors nominated for election as a Class II director, have been determined to meet the definition of independence under the Nasdaq rules. If candidates Chun Kwok Alan Au and Jacky (Gang) Ji  are elected at the Annual Meeting, and assuming our other current directors remain in office, our Board will consist of a majority of seven independent directors out of a total of eight directors on our Board.

Board Meetings; Annual Meeting Attendance

Our Board held nine formal meetings and four actions by unanimous written consent during the most recently completed fiscal year. Each of the members of our Board was present at all of the Board of Directors meetings held. Other proceedings of the Board were conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the corporate laws of the State of Delaware and our bylaws, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

We currently do not have a policy regarding the attendance of board members at the annual meeting of stockholders.

Board Committees

Name	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Chun Kwok Alan Au			X
Terry Belmont	X
Jacky (Gang) Ji		X	X
Steve (Wentao) Liu	X	Chair
Darren O’Brien		X	X
Edward Schafer	Chair
Hansheng Zhou			Chair

Audit Committee

The Audit Committee consists of Steve (Wentao) Liu, Terry Belmont and Edward Schafer (serving as Chairman), each of whom are “independent” as defined under section 5605 (a)(2) of the Nasdaq Listing Rules. In addition, the Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission (SEC). The Audit Committee operates pursuant to a charter, which can be viewed on our website at www.cellbiomedgroup.com (under “Investor Relations”). The Audit Committee has met four times during the year and is expected to convene regular meetings following the Annual Meeting. The role of the Audit Committee is to:

●
oversee management’s preparation of our financial statements and management’s conduct of the accounting and financial reporting processes;

●
oversee management’s maintenance of internal controls and procedures for financial reporting;

●
oversee our compliance with applicable legal and regulatory requirements, including without limitation, those requirements relating to financial controls and reporting;

●
oversee the independent auditor’s qualifications and independence;

●
oversee the performance of the independent auditors, including the annual independent audit of our financial statements;

●
discharge such duties and responsibilities as may be required of the Audit Committee by the provisions of applicable law, rule or regulation.

Compensation Committee

The Compensation Committee consists of Darren O’Brien, Jacky (Gang) Ji  and Steve (Wentao) Liu (serving as Chairman), each of whom is “independent” as defined in section 5605(a)(2) of the Nasdaq Listing Rules. The Compensation Committee has met four times during the year and is expected to convene regular meetings after the Annual Meeting. The role of the Compensation Committee is to:

●
develop and recommend to the Board the annual compensation (base salary, bonus, stock options and other benefits) for our President/Chief Executive Officer;

●
review, approve and recommend to the Board the annual compensation (base salary, bonus and other benefits) for all of our executives;

●
review, approve and recommend to the Board the aggregate number of equity awards to be granted to employees below the executive level;

●
ensure that a significant portion of executive compensation is reasonably related to the long-term interest of our stockholders; and

●
prepare certain portions of our annual Proxy Statement, including an annual report on executive compensation.

A copy of the charter of the Compensation Committee is available on our website at www.cellbiomedgroup.com (under “Investor Relations”).

The Compensation Committee may form and delegate a subcommittee consisting of one or more members to perform the functions of the Compensation Committee. The Compensation Committee may engage outside advisers, including outside auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Compensation Committee has sole authority to retain and terminate any compensation expert or consultant to be used to provide advice on compensation levels or assist in the evaluation of director, President/Chief Executive Officer or senior executive compensation, including sole authority to approve the fees of any expert or consultant and other retention terms. In addition, the Compensation Committee considers, but is not bound by, the recommendations of our Chief Executive Officer or President with respect to the compensation packages of our other executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, or the “Governance Committee”, consists of Chun Kwok Alan Au, Jacky (Gang) Ji , Darren O’Brien, and Hangsheng Zhou (serving as Chair), each of whom is “independent” as defined in section 5605(a)(2) of the Nasdaq Listing Rules. The Governance Committee has met three times during the year and is expected to convene regular meetings following the Annual Meeting. The role of the Governance Committee is to:

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evaluate from time to time the appropriate size (number of members) of the Board and recommend any increase or decrease;

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determine the desired skills and attributes of members of the Board and its committees, taking into account the needs of the business and listing standards;

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establish criteria for prospective members, conduct candidate searches, interview prospective candidates, and oversee programs to introduce the candidate to us, our management, and operations;

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review planning for succession to the position of Chairman of the Board and Chief Executive Officer and other senior management positions;

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annually recommend to the Board persons to be nominated for election as directors and appointment as members of committees;

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adopt or develop for Board consideration corporate governance principles and policies; and review and report to the Board on the effectiveness of corporate governance procedures and the Board as a governing body, including conducting an annual self-assessment of the Board and its standing committees; and

●
periodically review and report to the Board on the effectiveness of corporate governance procedures and the Board as a governing body, including conducting an annual self-assessment of the Board and its standing committees.

A copy of the charter of the Governance Committee is available on our website at www.cellbiomedgroup.com (under “Investor Relations”).

Policy and Procedures with Regard to Stockholder Recommendations

The Governance Committee evaluates director candidates recommended by stockholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons. Stockholders wishing to submit recommendations for director candidates for consideration by the Governance Committee can submit those recommendations in writing to the Governance Committee at our corporate address. Stockholders may nominate persons for election to the Board by providing timely notice in writing to the Secretary of the Company pursuant to the procedures set forth in the Company’s Amended and Restated Bylaws. See “Requirements for Advance Notification of Nominations And Stockholder Proposals” for additional information on the procedure for stockholder nominations.

Director Qualifications and Diversity

The Board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded companies or should have achieved a high level of distinction in their chosen fields. The Board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in biomedicine, medical and drug regulation in China, intellectual property, early-stage companies, research and development, strategic planning, business development, compensation, finance, accounting and banking.

In evaluating nominations to the Board, the Governance Committee also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the willingness to assume and carry out fiduciary responsibilities. The Governance Committee took these specifications into account in formulating and re-nominating its present Board members.

The Governance Committee may engage outside advisers, including outside auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities.

The current Class II director candidates, Chun Kwok Alan Au, Jacky (Gang) Ji  and Tony (Bizuo) Liu, were recommended by management and the Governance Committee and nominated by the full Board.

Code of Business Conduct and Ethics

We have adopted a code of ethics, which applies to all our directors, officers and employees and comprises written standards that are reasonably designed to deter wrongdoing and to promote the behavior described in Item 406 of Regulation S-K promulgated by the SEC. A copy of our “Code of Business Conduct and Ethics” is available on our website at www.cellbiomedgroup.com (under “Investor Relations/Corporate Governance”). In the event that we make any amendments to, or grant any waivers of, a provision of our Code of Business Conduct and Ethics for Officers, Directors and Employees that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefor in a Form 8-K or in our next periodic report.

Conflicts of Interest

Members of our management are associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our company. Although the officers and directors are engaged in other business activities, we anticipate they will devote an important amount of time to our affairs.

Our officers and directors are now and may in the future become stockholders, officers or directors of other companies, which may be formed for the purpose of engaging in business activities similar to ours. Accordingly, additional direct conflicts of interest may arise in the future with respect to such individuals acting on behalf of us or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. Currently, we do not have a right of first refusal pertaining to opportunities that come to their attention and may relate to our business operations.

Our officers and directors are, so long as they are our officers or directors, subject to the restriction that all opportunities contemplated by our plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that they are affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies with which the officers and directors are affiliated both desire to take advantage of an opportunity, then said officers and directors would abstain from negotiating and voting upon the opportunity. However, all directors may still individually take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy with respect to such transactions.

Board Leadership Structure and Risk Oversight

The Chairman of the Board, who is a different individual from the Chief Executive Officer, presides at all meetings of the Board. The Chairman is appointed by majority vote of the directors, excluding the vote of the appointee. The Board believes that this structure is appropriate for our Company and our stockholders at this time because it provides an additional layer of oversight as to management and management’s activities and allows the Board to act independently of management.

Enterprise risks are identified and prioritized by management and each prioritized risk is assigned to a Board committee or the full Board for oversight as follows:

Full Board - Risks and exposures associated with strategic, financial and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation.

Audit Committee - Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Nominating and Corporate Governance Committee - Risks and exposures relating to corporate governance and management and director succession planning.

Compensation Committee - Risks and exposures associated with leadership assessment, and compensation programs and arrangements, including incentive plans.

Delinquent Section 16 Reports

Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. The rules promulgated by the SEC under Section 16(a) of the Exchange Act require those persons to furnish us with copies of all reports filed with the Commission pursuant to Section 16(a). The information in this section is based solely upon a review of Forms 3, Forms 4, and Forms 5 received by us.

We believe that all of the Company’s executive officers, directors and 10% stockholders have timely complied with their filing requirements during the year ended December 31, 2019, except that in February 2020, Messrs. Tony Liu, Yihong Yao and Andrew Chan each submitted Forms 5 reporting their tax withholding dispositions of the Company’s securities, which transactions occurred in 2019 and Mr. O'Brien did not submit a Form 3 upon becoming a director in May 2019.
 .
REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

The Audit Committee of the Board has:

●
reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2019 with management;

●
discussed with the Company’s independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”)and the SEC; and

●
received the written disclosures and letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor communications with the Audit Committee concerning independence and has discussed with BDO China matters relating to its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the financial statements audited by BDO China for the fiscal year ended December 31, 2019 be included in its Annual Report on Form 10-K for such fiscal year.

The Audit Committee and the Board have also, respectively, recommended and approved the selection of the Company’s current independent auditor, which approval is subject to ratification by the Company’s stockholders.

Submitted by:

The Audit Committee of the Board of Directors

/s/ Edward Schafer, Chairman
/s/ Steve (Wentao) Liu
/s/ Terry Belmont

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board consists of a highly qualified, diverse group of leaders in their respective fields. Most of our directors have senior leadership experience at major domestic and multinational companies. In these positions, they have gained significant and diverse management experience, including strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. They also have experience serving as executive officers, or on boards of directors and board committees of other public companies, and have an understanding of corporate governance practices and trends.

The Board believe the skills, qualities, attributes, and experience of our directors provide us with business acumen and a diverse range of perspectives to engage each other and management to effectively address our evolving needs and represent the best interests of our stockholders.

The Board considers candidates for director who are recommended by its members, by other Board members, by stockholders, and by management. In evaluating potential nominees to the Board, it considers, among other things: independence; character; ability to exercise sound judgment; diversity; age; demonstrated leadership; and relevant skills and experience, including financial literacy, antitrust compliance, and other experience in the context of the needs of the Board.

Nominees for Election

The Board determined it was in the best interest of the Company to authorize the nomination of Chun Kwok Alan Au, Jacky (Gang) Ji  and Tony (Bizuo) Liu for a new Class II term. Accordingly, the Board has authorized the nomination of these three nominees to serve as Class II directors, and Class II has three director positions up for election at the Annual Meeting.

Subsequent to stockholder approval of this proposal, the Board will have a total of eight members, divided into three classes as follows:

Class	Term	Directors

Class I
Class I directors serve for a term of three years, and are elected by the stockholders at the beginning of each term. The next full 3-year term for Class I directors extends from the date of the 2019 annual meeting to the date of the 2022 annual meeting.
1. Terry A. Belmont 2. Hansheng Zhou, PhD 3. Edward Schafer

Class II
Class II directors serve for a term of three years, and are elected by the stockholders at the beginning of each term. The next full 3-year term for Class II directors extends from the date of this 2020 annual meeting to the date of the 2023 annual meeting.
4. Chun Kwok Alan Au 5. Jacky (Gang) Ji 6. Tony (Bizuo) Liu

Class III
Class III directors serve for a term of three years, and are elected by the stockholders at the beginning of each term. The next full 3-year term for Class III directors extends from the date of the 2018 Annual Meeting to the date of the 2021 annual meeting.
7. Steve (Wentao) Liu 8. Darren O’Brien

Our Board has nominated three Class II director candidates for election at the Annual Meeting, who are the same individuals listed above in position numbers 4, 5 and 6. Each nominee has agreed, if elected, to serve a three-year term or until the election and qualification of his successor. If any nominee is unable to stand for election, which circumstance we do not anticipate, the Board may provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute nominee.

If a quorum is present at the Annual Meeting, then nominees will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting. There is no cumulative voting in the election of directors.

The following biographical information is furnished as to each nominee for election as a Class II director:

Chun Kwok Alan Au - Director

Mr. Au has served as a member of our Board since November 2014. He currently serves as a member of the Nominating and Corporate Governance Committee.

Mr. Au has over 18 years of experience across healthcare investment banking, private equity and venture capital investments in Asia/China. He is Founder/Managing Partner at GT Healthcare Group, a private equity fund focusing on cross border healthcare investments founded in 2015.

Mr. Au was an Adviser to Simcere Pharmaceutical Group, a leading pharmaceutical company in China (previously listed on NYSE: SCR, privatized in Dec 2013, when Mr. Au was Chairman of the Special Committee of the Board ) from 2013 to 2014. He was also a member of the Board, Audit Committee and Compensation Committee of China Nepstar Chain Drugstore Ltd. (NYSE: NPD, privatized in Sep 2016) from 2013 to 2016. Mr. Au also serves as a panel member for the Entrepreneur Support Scheme (ESS Program) of the Innovation and Technology Fund of the Hong Kong SAR Government since 2014.

Before that, Mr. Au was Head of Asia Healthcare Investment Banking of Deutsche Bank Group, advising healthcare IPOs and M&A in the region between 2011 and 2012. Prior to that, he was Executive Director at JAFCO Asia Investment Group, responsible for healthcare investments in China from 2008 to 2010, and Investment Director at Morningside Group, responsible for healthcare investments in Asia from 2000 to 2005. From 1995 to 1999, Mr. Au worked at KPMG and KPMG Corporate Finance Ltd., responsible for regional M&A transactions and financial advisory services.

Mr. Au is a Certified Public Accountant in the U.S. and holds the Chartered Financial Analyst (CFA) designation. He is an associate member of the Hong Kong Institute of Financial Analysts and member of the American Institute of Certified Public Accountants. Mr. Au received his Bachelor’s degree in Psychology from the Chinese University of Hong Kong, and a Master’s degree in Management from Columbia Business School in New York. In considering Mr. Au’s eligibility to serve on the Board, the Board considered Mr. Au’s investment banking and capital markets experience, as well as healthcare and pharmaceutical industry specific expertise.

Jacky (Gang) Ji– Director

Mr. Ji has been a director of the Company since October 2016. Mr. Ji has nineteen years of experience in finance and investment. He has been serving as Vice President of Ant Financial since January 2016 responsible for global strategic investments of Ant Financial. Before joining Ant Financial, he served Alibaba Group as Vice President responsible for strategic investment for seven years. Prior to joining Alibaba, Mr. Ji worked for several venture capital funds and also served as an auditor of KPMG. He currently serves as a director of Asia Game Technology Ltd., a company listed on the Hong Kong Stock Exchange (HKEX: 8279) as well as several private technology companies. Mr. Ji holds a bachelor’s degree in international business management from University of International Business and Economics (Beijing). He currently serves on the Company’s Compensation Committee. In considering Mr. Ji’s eligibility to serve on the Board, the Board considered Mr. Ji’s board experience, leadership, extensive accounting and financial control background, venture capital tenure as well as multinational corporate executive management experience in a highly regulated industry.

Tony (Bizuo) Liu, Chief Executive Officer, Chief Financial Officer and Director

Tony (Bizuo) Liu has served as the Company’s Chief Executive Officer since February 2016 and Chief Financial Officer since January 2014. He has also served as director of the Company since February 2013. From January 2013 until he joined the Company, Mr. Liu served as the Corporate Vice President at Alibaba Group, handling Alibaba’s overseas investments. Prior to that, from the time he joined Alibaba in 2009, Mr. Liu severed in various positions including Corporate Vice President at B2B corporate investment, corporate finance, and General Manager for a global ecommerce platform. From July 2011 to December 2012, he served as CFO for HiChina, a subsidiary of Alibaba, an internet infrastructure service provider. Prior to joining Alibaba, Mr. Liu spent 19 years at Microsoft Corporation where he served a variety of finance leadership roles. He was the General Manager at Corporate Strategy looking after Microsoft China investment strategy and Microsoft corporate strategic planning process. Mr. Liu was a leader in Microsoft’s corporate finance organization during the 1990s as Corporate Accounting Director. Mr. Liu earned a B.S. degree in Physics from Suzhou University, Suzhou, China and has completed MBA/MIS course work at Seattle Pacific University. Mr. Liu obtained his Washington State CPA certificate in 1992. In considering Mr. Liu’s eligibility to serve on the Board, the Board considered Mr. Liu’s position as Chief Executive Officer of the Company and his extensive leadership and finance experience with global corporations.

Vote and Recommendation

The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote on the nominees will be required to approve each nominee. This means that the three nominees with the greatest number votes for election will be elected.

Our Board recommends a vote “FOR” each of the nominees.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed BDO China as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2020. BDO China has also served as our independent registered public accounting firm for the fiscal years ended December 31, 2019, 2018, 2017 and December 31, 2016.

Stockholder ratification of the selection of BDO China as our independent registered public accounting firm is not required by our Bylaws or the Delaware General Corporation Law. The Board seeks such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of BDO China as our independent registered public accounting firm, the Audit Committee will reconsider whether to retain that firm for fiscal year 2020. In making its recommendation to the Board that stockholders ratify the appointment of BDO China as our independent registered public accounting firm for the fiscal year ending December 31, 2020, the Audit Committee considered whether BDO China’s provision of non-audit services is compatible with maintaining its independence.

Audit Fees

The Company paid or accrued the following fees in each of the prior two fiscal years to its accountants, including to its principal accountants, BDO China:

	Year ended December 31, 2019	Year ended December 31, 2018

Audit fees
BDO China Shu Lun Pan Certified Public Accountants LLP	269,191	233,579
Shanghai Ying Ming De CPA SGP	3,245	2,363
Wuxi Zhong Xing CPA Co., Ltd.	1,643	1,709

	274,079	237,651

Audit related fees
BDO China Shu Lun Pan Certified Public Accountants LLP	55,488	50,262

Tax fees
Shanghai Ying Ming De CPA SGP	-	5,339
Wuxi Xing Zhong CTA Co., Ltd.	2,190	1,424

Total tax fees	2,190	6,763

Other fees
Wuxi Zhong Xing CPA Co., Ltd.	1,643	1,709

Total	$333,400	$296,385

Audit fees include fees for the audit of our annual financial statements and reviews of our quarterly financial statements. Audit related fees include fees for services associated with SEC registration statements, periodic reports, and other documents filed with the SEC, or other documents issued in connection with securities offerings. Tax fees include fees for tax services related to annual corporate income tax filing. All other fees include fees for capital verification services.

The Audit Committee is required to review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services (if any) and the fees for such services. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, and any such Audit Committee member who pre-approves a non-audit service must report the pre-approval to the full Audit Committee at its next scheduled meeting. All of the services provided by our independent registered public accountants described above were approved by our Audit Committee.

Our principal accountants did not engage any other persons or firms other than the principal accountant’s full-time, permanent employees.

The Board has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board, and has discussed with its auditors its independence from the Company. The Board has considered whether the provision of services other than audit services is compatible with maintaining auditor independence.

Auditor Representatives at Annual Meeting

We expect that representatives of BDO China will not be present at the Annual Meeting.

Vote Required and Recommendation

The affirmative vote of the holders of shares of common stock entitled to vote must exceed the votes cast against this proposal for the proposal to be approved.

The Board recommends that stockholders vote “FOR” ratification of the appointment of BDO China Shu Lun Pan Certified Public Accountants LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 as described in this Proposal 2.

PROPOSAL 3 – NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act enables our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “Say-on-Pay” vote).

As described in detail under the heading “Executive Compensation and Related Information,” we structure our executive compensation program with a long-standing commitment to pay-for-performance that we implement by providing the majority of compensation through arrangements that are designed to hold our Named Executive Officers accountable for business results and reward them for strong corporate performance and creation of value for our stockholders. Please read our “Compensation Discussion and Analysis” beginning on page 21 and the accompanying tabular disclosure for additional details about the compensation of our Named Executive Officers during 2019.

We are asking stockholders to vote “FOR” the following resolutions:

“RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosures rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”

Pursuant to the Exchange Act and the rules promulgated thereunder, this vote will not be binding on the Board or the Compensation Committee and may not be construed as overruling a decision by the Board or the Compensation Committee, creating or implying any change to the fiduciary duties of the Board or the Compensation Committee or any additional fiduciary duty by the Board or the Compensation Committee or restricting or limiting the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. The Board and the Compensation Committee, however, may in their discretion take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required and Recommendation

In voting to approve the above resolution, stockholders may vote for the resolution, against the resolution or abstain from voting. The affirmative vote of the holders of shares of common stock entitled to vote must exceed the votes cast against this proposal for the proposal to be approved. Abstentions and broker non-votes will have no direct effect on the outcome of this proposal

The Board recommends that stockholders vote “FOR” approval of the compensation of our Named Executive Officers as described in this Proposal 3.

 PROPOSAL 4 – NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The SEC has also adopted final rules requiring public companies to hold an advisory (non-binding) vote on the frequency of holding future Say-on-Pay votes. Accordingly, as required by the SEC's rules, we are including this proposal to give our stockholders the opportunity to inform us as to how often they wish the Company to hold a Say-on-Pay vote, similar to Proposal 3.

You may cast your vote on your preferred voting frequency by choosing among the following frequency options (not solely for or against the recommendation of the Board):

●
Choice 1—every one year;
●
Choice 2—every two years;
●
Choice 3—every three years; or
●
Choice 4—abstain from voting

The Board recommends that you vote for every three years as the desired frequency for the Company to hold a Say-on-Pay vote. We believe this frequency is appropriate for the reasons set forth below:

1.
Our equity compensation program for the Named Executive Officers is designed to support long-term value creation, and a vote every three years will allow the stockholders to better judge the equity compensation program in relation to our long-term performance.

2.
A vote every three years will provide the Board and the Compensation Committee with the time to thoughtfully consider and thoroughly respond to stockholders’ sentiments and to implement any necessary changes in light of the timing required therefor. The Board and the Compensation Committee will carefully review changes to the compensation of our NEOs to maintain the effectiveness and credibility of the program, which is important for aligning interests and for motivating and retaining our NEOs.

3.
We are open to input from stockholders regarding board and governance matters, as well as the equity compensation program. We believe that the stockholders' ability to contact us and the Board at any time to express specific views on executive compensation holds us accountable to stockholders and reduces the need for and value of more frequent Say-on-Pay votes.

Pursuant to the Exchange Act and the rules promulgated thereunder, this vote on the frequency of future advisory votes on named executive officer compensation is non-binding on the Board and its committees. This vote may not be construed as overruling a decision by the Board or its committees, creating or implying any change to the fiduciary duties of the Board or its committees or any additional fiduciary duty by the Board or its committees or restricting or limiting the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the Board's recommendation and the outcome of the vote on this matter, the Board may, in the future, decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Vote Required and Recommendation

The frequency of the Say-on-Pay vote that receives the greatest number of votes—every one year, every two years or every three years—will be the frequency that the stockholders approve, on a non-binding advisory basis. Abstentions and broker non-votes will have no direct effect on the outcome of this proposal

The Board recommends that stockholders vote for holding future advisory votes to approve the compensation of our Named Executive Officers “EVERY THREE YEARS” as described in this Proposal 4.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive Officers and Directors

Set forth below is information regarding the Company’s current directors and executive officers as of the date of this Proxy Statement. The executive officers serve at the pleasure of the Board.

The directors are divided into three classes and serve three year terms, as follows:

Name	Age	Position	Term
Steve (Wentao) Liu(1) (2)	64	Independent Director	Class III
Hansheng Zhou (3)	56	Independent Director	Class I
Tony (Bizuo) Liu	55	Chief Executive Officer and Chief Financial Officer	Class II
Chun Kwok Alan Au (3)	47	Independent Director	Class II
Jacky (Gang) Ji (2) (3)	45	Independent Director	Class II
Terry A. Belmont (1)	73	Chairman of the Board and Independent Director	Class I
Darren O’Brien(2) (3)	44	Independent Director	Class III
Edward Schafer(1)	74	Independent Director	Class I
Yihong Yao	52	Chief Scientific Officer	N/A
Andrew Chan	62	Chief Legal Officer (General Counsel), Corporate Development and Secretary	N/A

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee

There are no family relationships between any of our directors or executive officers. There is no arrangement or understanding between any of the directors or officers of the Company and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the current directors to the Company’s Board. Except for the board observer seat granted to Wuhan Dangdai as a condition of its $43.3 million investment in the Company and subsequent election of Darren O’Brien as a Class III director of the Company, there are no arrangements, agreements or understandings between non-management stockholders that may directly or indirectly participate in or influence the management of the Company’s affairs. There are no agreements or understandings for any officer or director to resign at the request of another person, and none of the officers or directors are acting on behalf of, or will act at the direction of, any other person.

The following is a brief description of the business experience during the past five years of our executive officers and directors as of the date of this Proxy Statement who are not up for election at this Annual Meeting:

Terry A. Belmont – Chairman of the Board and Director

Mr. Belmont has been serving CBMG as an Independent Director since December 2013 and as Vice Chairman of the Board from March 2015 to January 2016, when he was elected to serve as Chairman of the Board. He also serves as a member of the Audit Committee.

Mr. Belmont has over 20 years of experience in leading major academic and non-academic medical centers and healthcare entities with multi-campus responsibility. From 2009 to 2015, Mr. Belmont was CEO of UC Irvine Medical Center, the main campus of UC Irvine Health, in Orange, California, and its licensed ambulatory facilities in Orange, Irvine, Costa Mesa, Anaheim and Santa Ana and led several expansion and renovation projects. He helped open the state-of the-art UC Irvine Douglas Hospital and led the development of a patient-centered healing garden and a 7-story clinical laboratory building. Mr. Belmont launched a 10-year facility master planning project for facility development at UC Irvine Medical Center and clinics throughout Orange County. Mr. Belmont retired from UC Irvine Medical Center in 2015. Prior to joining UC Irvine Medical Center, Mr. Belmont served as CEO of Long Beach Memorial Medical Center and Miller Children’s Hospital from 2006-2009. He has also served as president and chief executive officer in several entities, including St. Joseph Hospital of Orange, Pacific Health Resources, California Hospital Medical Center and HealthForward.

Mr. Belmont’s substantial community involvement includes board positions with the Orange County World Affairs Council, Southern California College of Optometry, American Heart Association and Children’s Fund. He serves on the Board of Trustees of the University of Redlands. Mr. Belmont received his master’s in public health with a major in hospital administration from UC Berkeley, and a bachelor’s in business from the University of Redlands. In considering Mr. Belmont’s eligibility to serve on the Board, the Board considered Mr. Belmont’s business acumen in the healthcare industry.

Steve (Wentao) Liu, Director

Steve (Wentao) Liu has been a director of the Company since October 2013. Mr. Liu has over 30 years of professional career encompassing biomedicine, clean energy and semiconductor industries. He has led multi-national businesses as well as entrepreneurial companies, with a proven track record of delivering financial results and shareholder value. Prior to joing the Company, Mr. Liu served on board of directors of various public and private companies in the United States, China, Hong Kong, Canada, and Australia. Mr. Liu previously served as Chairman and CEO of Cellular Biomedicine Group Inc from March, 2012 to September, 2013. In October 2013, he transitioned to the role of Executive Chairman of the Board and, in February 2016, to the role of director and strategic advisor to CBMG’s management. Prior to CBMG, Mr. Liu served as President and CEO of Seeo Inc. from July 2010 to Feb 2012, and as director to Aug 2015 where he led a team of scientists and entrepreneurs for the development of solid-state lithium ion battery for electric vehicles and smart grid applications. Under his leadership, Seeo received multiple funding from Department of Energy and venture capital firms. Seeo was elected to Global Cleantech 100 and top Energy Technology Startups in 2011. Before that, Mr. Liu worked 25 years in semiconductor industry. From 2003 to 2009, he was President and CEO of Shanghai Huahong NEC Electronics Company (now HHGRACE), for which he received the White Magnolia Award from Shanghai Government for his contribution to international collaboration and economic development of the city. From 1989 to 2002, he was Vice President and GM of Peregrine Semiconductor, Vice President and GM of Integrated Device Technology, Vice President and General Manager of Quality Semiconductor and Managing Director of Quality Semiconductor Australia. Mr. Liu served Cypress Semiconductor in various engineering capacity from 1984 to 1989. Mr. Liu earned a Bachelor’s degree in Chemistry from Nanjing University, Nanjing China. He holds a Doctorate in Physical Chemistry from Rensselaer Polytechnic Institute, Troy New York. In considering Mr. Liu’s eligibility to serve on the Board, the Board considered Mr. Liu’s board experience as well as his prior experience as a leader and executive officer.

Darren O’Brien, Director

Mr. O’Brien has been a director of the Company since May 2019. He has over 20 years of experience in private equity and investment banking. Since May 2013 to the present, Mr. O’Brien has worked at Sailing Capital, a global private equity firm based in Hong Kong and is a Managing Director & Partner. From 2007 to 2012, Mr. O’Brien was at Credit Suisse (Asia Pacific) lastly serving as the Head of Power, Utilities and Infrastructure investment banking. Previously, Mr. O’Brien worked for ABN AMRO Bank, ING Barings and Furman Selz in investment banking in various industry coverage sectors. Mr. O’Brien received his Bachelor of Science in Foreign Service degree from Georgetown University and he is a CFA charterholder. Mr. O’Brien’s significant corporate involvement includes board positions with Soneva Holdings Pte. Ltd, Impossible Foods Inc, Brookstone Holdings Corp and Alphaeon Corp. In considering Mr. O’Brien’s eligibility to serve on the Board, the Board considered Mr. O’Brien’s professional experience in international finance and investment management.

Edward Thomas Schafer, Director

Mr. Schafer has been a director of the Company since October 2019. He has served on audit and compensation committees for public companies and has deep experience in strategic planning in both the private and public sectors. Mr. Schafer has served as vice chairman of Bion Environmental Technologies Inc., an agriculture technology company, since 2011. Mr. Schafer is Co-Founder of Extend America, a rural America wireless communication company. He is a board member of AGCO-Amity JV, and Vice Chairman of Amity Technology LLP, agricultural equipment companies, and serves on the board of Northstar Capital Partners LLC, a financial services company. Mr. Schafer is also Chairman of Dynamic Food Ingredients, and a board member of the Center for Innovation at the University of North Dakota and teaches a leadership class at North Dakota State University. Mr. Schafer was elected as governor of the State of North Dakota in two consecutive terms, is a past chair of the Republican Governors Association, the Midwestern Governors’ Association, the Interstate Oil and Gas Compact, the Western Governors’ Association and served as the 29th United States Secretary of Agricultural from 2008 to 2009. Mr. Schafer holds a Master’s degree in Business Administration from the University of Denver. In considering Mr. Schafer’s eligibility to serve on the Board, the Board considered Mr. Schafer’s business acumen, administration and management experience in the public and private sectors.

Hangsheng Zhou – Director
Dr. Zhou has been a director of the Company since July 2016. Dr. Zhou is a well-respected and seasoned executive with over 28 years of experience in the science and technology industries in China. He currently serves as Chief Executive Officer and Chairman of Wuhan Dangdai Science & Technology Industries Group Co., Ltd. (“Wuhan Dangdai”), a China based privately held conglomerate with a substantial medical and pharmaceutical portfolio in China. Dr. Zhou previously served as Chief Financial Officer and Managing Director of Wuhan Humanwell Healthcare Group Co., Ltd. He holds a bachelor’s degree in Cell Biology and masters in Animal Biology from Wuhan University and has also earned his PhD degree in Applied Chemistry from Beijing Institute of Technology. Dr. Zhou is a member of the Company’s Compensation Committee. In considering Dr. Zhou’s eligibility to serve on the Board, the Board considered Mr. Zhou’s leadership experience in managing both large pharmaceutical company in China and multinationals in substantially similar industries.

Yihong Yao – Chief Scientific Officer

Mr. Yao has been Chief Scientific Officer since August 2015. Mr. Yao brings nearly twenty years of experience in the life sciences industry and academia with strong expertise in clinical biomarker discovery and development, strategy and personalized medicine. From 2005 until his appointment as Chief Scientific Officer, Mr. Yao served in various senior scientific positions at MedImmune, including most recently as director and head of pharmacogenomics and bioinformatics in the department of Translational Sciences from 2011 to July 2015. From 2001 to 2005, Mr.Yao served as Senior Scientist, Translational Science at Abbott Bioresearch Center. He holds a bachelor’s degree in Biochemistry from Fudan University, Shanghai, China, a master’s degree in Bioinformatics from Boston University, and a PhD in Molecular Biology and Biochemistry from the University of Kansas, and he was a postdoctoral fellow at Johns Hopkins University School of Medicine.

Andrew Chan –Chief Legal Officer (General Counsel), Corporate Development & Secretary

Mr. Chan served as Senior Vice President of Corporate Business Development since January 2014, and was appointed Secretary and General Counsel in September 2016 and February 2019, respectively. He previously served as Secretary and Chief Financial Officer from February 2011 to January 2014. From 2003 until 2011, Mr. Chan was with Jazz Semiconductor and held various management roles focusing on business operations, business and corporate development. Prior to 2003, Mr. Chan was Vice President of Business Operations and Supply Chain Management for Mindspeed Technologies. In 2000, Mr. Chan served as Vice President of Supply Chain Management at Conexant Systems. Mindspeed and Jazz were spin-offs of Conexant. Conexant began as a division of Rockwell International, before being spun off as a public company. Previously, Mr. Chan’s focus was in aviation and aerospace services. He served in diverse technical and operations management roles at Eastern Airlines, Continental Express and at Allied Signal (now called Honeywell) as Sr. Director of Strategic Business Development. Mr. Chan earned a B.S. degree in Management from Embry Riddle Aeronautical University and an MBA with specialization in Computer System Management and Operations Research from Nova University. He also holds a Jurisprudence Doctorate (J.D.) degree from South Texas College of Law.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall it be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) for the fiscal year ended December 31, 2019 included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Submitted by:

The Compensation Committee of the Board of Directors

/s/ Steve (Wentao) Liu, Chairman
/s/ Jacky (Gang) Ji
/s/ Darren O’Brien

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains how the Compensation Committee oversees our executive compensation programs and discusses the compensation earned by the following individuals, who are referred to herein as our “Named Executive Officers” or “NEOs”, for the fiscal year ended December 31, 2019.

Tony (Bizuo) Liu – Chief Executive Officer and Chief Financial Officer
Yihong Yao – Chief Scientific Officer
Andrew Chan – Chief Legal Officer (General Counsel), Corporate Development and Secretary

Key Business Performance and Pay Highlights

We are a clinical-stage biopharmaceutical company committed to using our proprietary cell-based technologies to develop immunotherapies for the treatment of cancer and stem cell therapies for the treatment of degenerative diseases. We view ourselves as a leader in cell therapy industry through our diverse, multi-target, broad pipeline ranging from immune-oncology, featuring Chimeric Antigen Receptor-T (CAR-T,) TCR-T and TIL to regenerative medicine. Our focus is to bring our potentially best-in-class products to market while also aiming to reduce the manufacturing cycle time, the aggregate cost and ensure quality products of cell therapies. We provide comprehensive and integrated research and manufacturing services throughout the discovery, development and manufacturing spectrum for cell-based technologies.

As described below, we delivered a year of extraordinary performance in 2019, as we made significant progress towards our clinical development and business goals, among many other accomplishments and milestones, which impacted executive compensation. We believe the compensation paid to our Named Executive Officers for 2019 appropriately reflects and rewards their contribution to our performance. Following are the 2019 Achievements of management (“Achievements”):

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Initiated patient recruitment for CAR088 (anti-B-cell maturation antigen (BCMA) CAR-T) in China;
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Obtained approval on Phase 2 trial in China for AlloJoin® Therapy for Knee Osteoarthritis (KOA);
●
Initiated a Phase 1 clinical trial of CAR066 (anti-CD20 CAR-T) targeting previously anti-CD19 CAR-T treated, relapsed diffuse large B-cell lymphoma (“DLBCL”) and small B-cell lymphoma patients in China, and dosed the first CD19 CAR-T relapsed DLBCL patient;
●
Submitted autologous adipose derived progenitor cell (haMPC) (Re-Join®) KOA Phase 2 IND filing with the NMPA under the new regulation;
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Achieved desired in vitro and in vivo anti-tumor activity in CD20-CD19 bi-specific CARs. Based on scientific evidence known to the public, CD20-CD19 bi-specific CARs have shown reactivity against both single positive and double positive tumor targets;
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Filed a shelf registration statement on Form S-3 to offer and sell securities of the Company, for total gross proceeds up to $200,000,000;
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Entered into a Facility Improvement and Process Validation Agreement with Duke University, in which the Company paid for improvement of Duke’s GMP facility for Duke to conduct a tumor infiltrating lymphocytes clinical trial;
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Launched allogenic haMPC KOA Phase 2 clinical trial;
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Entered into a lease agreement to build an approximately 22,000 sqt. facility in Rockville, Maryland to expand R&D and to support clinical development in the US;
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Improved our communications and investors relation; and
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Continued expansion of key talent and capabilities.

In 2019, we focused on our research and development while assembling and advancing our drug development pipeline. We significantly increased our investment in research, product development, manufacturing capabilities, quality controls system, and clinical activities in 2019.  These efforts contributed to an operating loss of $51 million in 2019, or $10.5 million higher than 2018, and net loss per basic and diluted share of $2.63, an increase of $0.43 per share, or 19.5% from 2017. For our stock performance graph of years 2014 to 2019 and related discussions, please refer to Item 5- Market for Registrant’s Common Stock, Related Stockholder Matters and Issuer Purchases of Equity Securities of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, a copy of which is included on the proxy materials for the Annual Meeting and available at https://www.iproxydirect.com/CBMG.

Pursuant to the Long Term Incentive Plan (“LTIP”) initiated in 2017 and under the 2014 Stock Incentive Plan, we granted stock price-vested and time-vested restricted stock units (“RSUs”) and stock options to our Named Executive Officers in 2017, which better aligned their compensation with the long-term interests of CBMG stockholders by providing a retention incentive and focusing our NEOs on TSR performance over a four-year period. We believe the compensation structure is commensurate with industry standards, namely for executives in the highly in-demand immune cell therapy industry and executives with substantial experience at larger pharmaceutical companies in the industry. However, attracted by a potentially large cancer immune cell therapy market in China, some U.S. companies have made inroads in China. Specifically, these U.S. companies had established their foothold in geographical areas close to our China operations. The presence of these companies in China created a talent retention risk that we addressed through the addition of the LTIP for our NEOs in 2017.

For purposes of determining compensation for 2019, our Compensation Committee examined our strategic goals, the cost of living, the advancement of our clinical programs, the significant talent recruitment achievement to help grow our Company, and the prudent talent retention effort while substantially improving employee morale in 2019.

Stockholder Engagement and “Say on Pay” Vote

At our annual meeting of stockholders in 2014, our stockholders approved by advisory vote the Company’s compensation to its executives and determined to conduct advisory votes every three years. We also provided our stockholders with a nonbinding advisory vote on executive compensation at our 2017 annual meeting of stockholders, which received 99% support of votes cast and was considered by the Compensation Committee in setting our executive compensation program for 2019, although we did not make any changes to our compensation program as a result of the vote. The Compensation Committee and Board believe that stockholders voting “FOR” Proposal 3, beginning on page 15, can be an affirmation of the structural soundness of our executive compensation programs, which include the LTIP for business continuity and talent retention.

Compensation Principles and Process for Setting NEO Compensation

CBMG has a long-standing commitment to pay-for-performance that we implement by providing the majority of compensation through arrangements that are designed to hold our Named Executive Officers accountable for business results and reward them for strong corporate performance and creation of value for our stockholders. Our executive compensation programs are periodically adjusted over time so that they support our business goals and promote long-term growth of the company.

The goal of our Compensation Committee is to ensure that our compensation programs are aligned with the interests of our stockholders and our business goals, while ensuring that the total compensation paid to each of our executive officers is fair, reasonable and competitive. We target our NEOs’ overall total compensation to be within a competitive range of the market median of similar companies in terms of industry, number of employees, lifecycle, prevalence of programs and value provided, where quantifiable. The overall objectives of our executive compensation program are as follows (“Overall Objectives”):

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attract, motivate and retain superior talented and dedicated named executive officers;
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correlate discretionary annual cash bonuses to the achievement of operational and financial objectives; and
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provide our Named Executive Officers with appropriate long-term incentives that directly correlate to the enhancement of stockholder value, as well as facilitate executive retention.

The Compensation Committee believes the year 2019 saw steady growth of the capital market, little volatility in our stock price and a steadily developing biotech industry segment. The Compensation Committee decided to make little change to the current compensation program and plans to monitor our compensation program, its structure and its individual components to ensure we provide a competitive executive compensation scheme commensurate to retain and attract talented leaders to bolster our continued journey to advance our clinical trials and to bring our cell therapies to commercialization.

Guiding Principles

Team-Based Approach. We apply a team-based approach to the compensation of our Named Executive Officers with internal pay equity as a primary consideration.

Performance Expectations. We establish clear, quantitative performance goals focused on CBMG’s overall success rather than on objectives specific to each Named Executive Officer’s areas of responsibility.

Emphasis on Long-Term Equity Incentives. We emphasize long-term performance, retention, and alignment between the interests of our Named Executive Officers and stockholders by significantly weighting the NEOs’ compensation toward long-term equity awards.

Key elements of our compensation programs include the following:

Element	Purpose	Features
Base salary	To attract and retain highly skilled executives.
Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions and cost of living data, at levels that we believe are competitive with base salaries of executive officers in other comparable publicly-held biopharmaceutical companies

Discretionary year-end annual cash bonus	To promote and reward the achievement of our key short-term strategic and business goals, as well as individual performance; to motivate and attract executives.	Variable component of pay based on quantitative and qualitative annual Company and individual goals.
Long-term equity incentive compensation	To align the NEO’s long-term interests with those of our stockholders, with the ultimate objective of affording our NEOs an appropriate incentive to help us to improve stockholder value.	Typically, subject to multi-year vesting based on continued service primarily in the form of stock options and RSUs, the value of which depends on the performance of our common stock.

Our Compensation Committee evaluates both employee performance and compensation to maintain our ability to attract and retain highly-qualified executives in key positions and to assure that compensation provided to our Named Executive Officers remains competitive when compared to the compensation paid to similarly situated executives of companies that we consider comparable to our company.

In addition to our direct compensation elements, we are committed to sound executive compensation policies and practices, as highlighted in the following table, which are designed to align our NEOs with stockholder interests and market best practices:

What We Do	What We Don’t Do
✓ Maintain commitment to pay-for-performance philosophy	× No hedging or pledging of our stock
✓Set challenging short- and long-term incentive award goals	× No repricing of stock options without stockholder approval
✓ Maintain general stock ownership guidelines for our non-employee directors and executive officers	× No excessive perquisites
✓ Target compensation based on market norms	× No excise tax gross-ups
✓ Offer market-competitive benefits for named executive officers that are consistent with the rest of our employees	× No supplemental executive retirement plans
✓ Maintain an independent Compensation Committee	× No guaranteed annual bonuses or salary increases

Determination of Compensation Amounts

A number of factors impact the determination of compensation amounts for our executives, including the individual’s role in our company and individual performance, length of service with us, competition for talent, individual compensation package, assessments of internal pay equity and industry data. Stock price performance has generally not been a significant factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control.

Other performance factors we consider when determining the compensation of our named executive officers include:

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achievement of Chinese commercialization readiness goals with respect to Kymriah®;
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key research and development achievements, including advances in our clinical product candidates;
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initiation and progress of clinical trials and achievement of regulatory milestones;
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expansion of manufacturing and operational capabilities;
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establishment/maintenance of key strategic relationships and new business initiatives, including financings;
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development of organizational capabilities and managing our growth; and
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continued expansion of operations.

Our executive compensation program is designed to motivate and reward exceptional performance in a straightforward and effective way, while also recognizing the size, scope, and success of CBMG’s business. The compensation of our named executive officers has three primary components: annual base salary, annual cash incentive, and long-term equity awards. After reviewing the macro environment of the pharmaceutical industry and market trend in 2019, the Compensation Committee believes there are no significant change in the macroenvironment to warrant a major change in our compensation program.

Executive Compensation Evaluation Process

Our Compensation Committee intends that if we achieve our corporate goals and an NEO performs at the level expected, the NEO should have the opportunity to receive compensation that is competitive with industry norms. In order to accomplish its objectives consistent with its philosophy for executive compensation, the Compensation Committee typically takes the following actions annually:

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reviews Chief Executive Officer performance;
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seeks input from our Chief Executive Officer on the performance of the Named Executive Officers;
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reviews all components of executive officer compensation, including base salary, cash bonus targets and awards, equity compensation and the estimated payout obligations under severance and change in control scenarios;
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holds executive sessions without management present; and
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reviews information regarding the performance and executive compensation of other companies.

In assessing each Named Executive Officer’s individual performance, the Compensation Committee further agreed that in 2019 the following Named Executive Officers have achieved:

Mr. Liu, CEO & CFO:

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achievements substantially exceeded all of the 2019 Overall Objectives comprised of the Company’s operational and strategic goals;
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established strategic relationships to benefit the pipeline and commercial aspects of our business;
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advanced drug candidates into pivotal trails with routes to approval in China and the United States;
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evaluated emerging regenerative medicine technology platform for other indications and review recent developments in the competitive landscape;
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acted as industry thought leader, strong advocate for digital platform through partnership with well-established industry leaders;
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demonstrated exemplary leadership in support of expanding organizational capabilities;
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advanced the scale-up of an efficient global, fully-integrated organization; and
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fostered an engaging culture that embodies our mission, vision and shared values.

Mr. Yao, CSO:
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executed clinical trial sponsorship with U.S. based Principal Investigators (PI) to develop our clinical assets in the U.S.;
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continued to build organizational capabilities;
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advanced our product and technology portfolio; and
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continued to progress pre-clinical and emerging programs.

Mr. Chan, CLO, Corporate Development & Secretary:
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attained various corporate financial, capital raising and strategic objectives;
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improved organizational efficiency;
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negotiated Rockville lease with favorable terms and championed U.S. expansion;
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implemented CFIUS and Export Control review Protocol, training and process.
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led Novartis Alliance Management and integration process;
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successfully oversaw internal and external financial management and SEC compliance;
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led legal team and internal resources to support commercial organization and fortify our intellectual property portfolio and scientific development;
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facilitated ease of financing with for total gross proceeds up to $200,000,000; and
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identified, monitored and managed enterprise-level risks to the Company.

As illustrated below, approximately 74% of targeted total direct compensation in 2019 for Mr. Liu, our Chief Executive Officer, was performance-based, consisting of approximately 47% realized equity value (reflecting the value of the shares of our common stock and any cash received upon vesting of previously granted equity awards) and 27% annual incentive cash bonus. Only 26% of his compensation, in the form of base salary, was fixed, ensuring a strong link between his targeted total direct compensation and the Company’s performance.

 Elements of 2019 Compensation of Named Executive Officers

2019 Base Salaries

Base salary is a customary, fixed element of compensation intended to attract and retain executives. Base salary is used to recognize the leadership, experience, skills, knowledge, execution, and responsibilities required of our executives as well as recognizing the fiercely competitive nature of the biopharmaceutical industry. When setting the annual base salaries of our Named Executive Officers, the Compensation Committee considers market data, internal pay equity, and CBMG’s business results and size and the cost of living adjustment data. We provide our Named Executive Officers with a base salary to compensate them for services rendered during the year. Generally, the base salaries reflect the experience, skills, knowledge and responsibilities required of each Named Executive Officer, as well as such Named Executive Officer’s overall performance and contributions to our business.

During its review of base salaries for the Named Executive Officers, the Compensation Committee primarily considers:

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the negotiated terms of each NEO’s employment agreement, if applicable;
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an internal review of the NEO’s compensation, both individually and relative to other NEOs; and
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base salaries paid by comparable companies in the biopharmaceutical industry that have a similar business and financial profile.

Salary levels are considered annually as part of the company’s performance review process. Merit-based increases to salaries are based on management’s assessment of the individual’s performance, the recommendations made by the Chief Executive Officer to the Compensation Committee, and cost of living data.

As reflected in the table below and commensurate with industry practice, Mr. Tony (Bizuo) Liu, Mr. Yihong Yao, and Mr. Andrew Chan’s salary were increased to reflect increased responsibilities.

	2020 Base Salary ($)	2019 Base Salary ($)	Change
Tony (Bizuo) Liu	385,875	367,500	5%
Yihong Yao	292,005	278,100	5%
Andrew Chan	304,500	290,000	5%

On January 16, 2020, the Compensation Committee reviewed compensation programs, incentive information, competitive landscape of the cell therapy industry as well as major aspects of the management’s achievements in 2019, including key financing, launch of the GMP facility, significant strategic partnerships, achievements in clinical trials and addition of key talents. Based on review of such factors, the Compensation Committee approved salary increases of the three executive officers as listed in the above table.

2019 Performance Cash Incentive Bonus Payouts

We have an annual performance cash incentive program under which bonuses are paid to our NEOs based on achievement of our performance goals and objectives established by the Compensation Committee and/or our Board as well as on individual performance. This program is a variable, at-risk component of our named executive officers’ compensation that is aligned with CBMG’s annual business results. The program is discretionary and is intended to: (i) strengthen the connection between individual compensation and the Company’s corporate achievements; (ii) encourage teamwork among all disciplines within our Company; (iii) reinforce our pay-for-performance philosophy by awarding higher bonuses to higher performing employees; and (iv) help ensure that our cash compensation is competitive. The annual cash incentive program provides payout opportunities based on the achievement of business goals that require our named executive officers to meet high standards of performance to receive a payout. .The Compensation Committee and our Board also has the discretion, after consulting with our CEO, to not pay cash bonuses in order that we may conserve cash and support ongoing development programs and commercialization efforts.

We provide an opportunity for each of our Named Executive Officers to receive an annual cash incentive bonus based on the satisfaction of individual and company objectives established by our Board. For any given year, these objectives may include individualized goals or company-wide goals that relate to operational, strategic or financial factors such as progress in developing our product candidates, achieving certain manufacturing, intellectual property, clinical and regulatory objectives, and raising certain levels of capital.

Historically, at its annual year-end meeting to consider Named Executive Officer compensation, the Compensation Committee, in consultation with management, has established corporate goals for the upcoming fiscal year for purposes of, among other things, making its recommendations regarding its discretionary annual bonus awards (and stock option grants) for the upcoming year to our named executive officers and all employees. Such corporate goals are established based on factors relevant to the fiscal year. The Compensation Committee also considers prior years’ business results as a reference point, but focuses on setting goals that reflect current business conditions and drive an appropriate pay-for-performance outcome. When setting the goals for 2019, the Compensation Committee considered many factors, including the macroeconomic environment, trade conditions, foreign exchange headwinds, long-term strategic investments, alignment between appropriate payout opportunities and performance levels, and the level of performance required by our named executive officers to deliver against the goals. The target goals represented a level of performance that would be challenging to achieve based on the considerations noted above, but also representing strong business performance commensurate with the target payout opportunity.

For 2019, each Named Executive Officer’s annual target cash bonus was determined by the Compensation Committee based on the Chief Executive Officer’s recommendation (for all NEOs other than himself) and each Named Executive Officer’s employment agreement. For 2019, the annual target cash bonus for each Named Executive Officer was set at 50% of such NEO’s base salary.

The Compensation Committee evaluates the achievement level of individual and corporate objectives as it relates to annual cash bonuses for named executive officers and makes it views known to the full Board as part of its final compensation deliberations. The Compensation Committee also considers the bonuses paid by comparable companies, as we strive to be competitive with other similarly situated companies in our industry. The process of developing biopharmaceutical products and bringing those products to market is a long-term proposition and outcomes may not be measurable for several years. Therefore, in order to build long-term value for us and our stockholders, and in order to achieve our business objectives, we believe that we must compensate our officers and employees in a competitive and fair manner that reflects our current activities but also reflects contributions to building long-term value. The Compensation Committee, or where appropriate, our Board may approve bonuses based on the foregoing determinations or, after considering market conditions, our financial position or other factors, may, in its sole discretion, determine not to award any bonuses or to award larger or smaller bonuses.

The table below summarizes the 2019 performance goals criteria which the Compensation Committee uses to evaluate the performance of the NEOs and determine their incentive compensation payouts.

Category	2019 Goals
Financials	Financing; progress in clinical trials development, talents acquisition, and management of approved budget
Corporate Development	Develop strategic partnership and acquisition of complementary technologies
Product Development	Manage Clinical Trials execution
Manufacturing Development	Build out CMC capabilities

Based on the 2019 significant achievements comprised of $17 million raised in equity, execution of license and collaboration agreement with Novartis, China NMPA IND application for the allogeneic KOA clinical trial, addition of key talents, expansion of our cross-border development effort and establishment of the new Maryland facility, as well as build out of the world class GMP facility in Shanghai, the Chief Executive Officer received a performance cash bonus of $275,625 for 2019.

On January 16, 2020, the Compensation Committee reviewed the 2019 annual performance results evaluated how each listed officer met his/her respective performance targets in 2019 and determined the final performance-based payouts as follows:

Named Executive Officer	2019 Target Annual Cash Bonus	2019 Percentage Payout (as a % of Target)	2019 Annual Performance Payout
Tony (Bizuo) Liu	$183,750	150%	$275,625
Andrew Chan	$145,000	83%	$120,000
Yihong Yao	$139,050	86%	$120,000

Equity Incentive Compensation
We view long-term compensation, currently in the form of stock options and RSUs, as a tool to align the interests of our executives and employees generally with the creation of stockholder value, to motivate our employees to achieve and exceed corporate and individual objectives and to encourage them to remain employed by us. While cash compensation is a significant component of employees’ overall compensation, the Compensation Committee and our Board, together with our CEO, believe that the driving force of any employee working in a small biotechnology company should be strong equity participation. We believe that this not only creates the potential for substantial longer-term corporate value but also motivates employees and fosters loyalty and commitment with appropriate personal compensation. The Compensation Committee believes that equity awards vesting over time constitute a significant retention incentive and a tool to foster continuity of management, an important factor in business continuity in a company with rich talents in a rapidly growing industry in China.

The market for qualified, talented executives in our industry is highly competitive. Accordingly, we believe equity compensation is a crucial component of our competitive executive compensation package and, as such, makes up a substantial part of our total executive compensation package. In January 2017, in anticipation of the commencement of substantial clinical trials initiation towards product commercialization and to mitigate risk of talent retention, the Compensation Committee approved our LTIP. The LTIP is designed to:

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serve as an attractive incentive for our senior management to focus on creating stockholder value for us by advancing the clinical trials towards product commercialization;

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reflect long-term stockholder value creation over a sustained period;

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align financial interests of employees with stockholders;

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recognize current performance as well as the expectation of future contributions;

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provide meaningful awards to support and encourage stock ownership; and

●
retain key employees.

The LTIP is a four-year long-term incentive award comprised of the following grants from the 2014 Stock Incentive Plan:

1)
Stock Price Sensitive Performance RSU awards (“Performance RSUs”) to be vested and delivered in 2021 depending on the achievement of stock price performance, with a threshold of $30, resulting in 50% payout, and a maximum of $60, resulting 200% payout; and

2)
Time Sensitive RSUs and Stock Options, which vest monthly over a period of 48 months.

Except as described below, we have not granted additional equity awards since the implementation of the LTIP in 2017, as these equity grants were intended to compensate our Named Executive Officers throughout the four-year period, including during 2019. In January 2019, the Compensation Committee determined it was appropriate to grant Mr. Chan an additional 20,000 time-based vesting RSUs to append his award under the LTIP. These additional RSUs vest in accordance with the remaining portion of the vesting schedule applicable to the time-based RSUs granted to Mr. Chan in 2017.

Other Compensation
Under the terms of the 2017 Employment Agreements (as discussed below under “Narrative Disclosure to Summary Compensation Table—Executive Employment Agreement” and “Potential Payments Upon Termination or Change in Control”), our NEOs have certain severance benefits and “double trigger” change in controls benefits. We believe this double trigger requirement creates the potential to maximize stockholder value because it prevents an unintended windfall to management as no benefits are triggered solely in the event of a change in control, while providing appropriate incentives to act in furtherance of a change in control that may be in the best interests of the stockholders. We believe these severance and change in control benefits are important elements of our compensation program that assist us in retaining talented individuals at the executive and senior managerial levels and that these arrangements help to promote stability and continuity of our executives and senior management team. We also believe that the interests of our stockholders will be best served if the interests of these members of our management are aligned with theirs. Furthermore, we believe that providing change in control benefits lessens or eliminates any potential reluctance of members of our management to pursue potential change in control transactions that may be in the best interests of the stockholders. Finally, we believe that it is important to provide severance benefits to our NEOs in order to promote stability, business continuity and focus on the job at hand.

We do not maintain any nonqualified deferred compensation plans, pension arrangements or post-retirement health coverage for our employees, including our Named Executive Officers. Under our 401(k) savings plan, which the Named Executive Officers are eligible to participate in, we match employee contributions up to 5% of each employee’s eligible compensation, subject to applicable limitations under the law. All matching contributions are fully vested when made. The 401(k) savings plan also includes an automatic opt-in feature which defers, on a pre-tax basis, 3% of an employee’s eligible compensation should they not make any election otherwise.

Changes to Compensation Program Following the Fiscal-Year End

We believe that 2019 was an outstanding year for us. We have bifurcated our markets, launch clinical studies in the U.S., and significantly improved our manufacturing capabilities and quality system. We executed Execute, the technology transfer and align the manufacturing processes with the global CAR-T leader Novartis to support the development of the world’s first CAR-T therapy Kymriah® in China. We have amassed significant talent recruitment and achieved talent retention in a fiercely competitive China market and made substantial progress in clinical, manufacturing, strategic alliance and funding milestones. Attracted by a potentially large cancer immune cell therapy market in China, U.S. biopharmaceutical companies started to make inroads in China, establishing their foothold in geographical areas close to our China operations. We have spent many years recruiting talent and training our people. Our employees are highly coveted and have cultivated valuable relationships with the cell therapy clinical partners. However, cell therapy is a relatively new science, the talent pool is limited and there is a dearth of trained specialists in this discipline. Against this backdrop, the Compensation Committee conducted a review of our compensation program in late January 2020. The Compensation Committee reviewed the overall compensation structure and its individual components to ensure we provide a competitive executive compensation scheme commensurate to retain and attract talented leaders to bolster our continued journey to advance our clinical trials and to bring our cell therapies to commercialization.  Following this review, the Compensation Committee decided on January 16, 2020 to adjust each Named Executive Officer’s annual salary as follows:

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Mr. Liu from $367,500 to $385,875
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Mr. Yao from $278,100 to $292,005
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Mr. Chan from $290,000 to $304,500

Stock Ownership Guidelines

Under our general stock ownership guidelines, each Named Executive Officer is expected to own meaningful shares of our stock that align with the stockholders’ interest; however, no specific ownership levels are required. The Compensation Committee reviewed and concluded, in its discretion, that each NEO currently satisfies the general stockholders’ interest-alignment stock ownership guidelines.

Pay Ratio Disclosure

In August 2015 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd–Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (‟PEO”). The Company’s PEO is Mr. Liu. The purpose of the new required disclosure is to provide a measure of the equitability of pay within the organization.

We identified the median employee by examining the 2019 total cash and equity compensation for all individuals, excluding our CEO, who were employed by us as of December 31, 2019. We included all employees, whether employed on a full-time, part-time, or seasonal basis. In terms of geographic locations, 197 of our 217 employees are based in China while the rest are based in the United States.
The following assumptions, adjustments, or estimates applied to our analysis of total compensation: (i) share-based compensation has been taken into consideration of total annual compensation, which is calculated based on the grant date fair value calculated according to U.S. GAAP without amortizing over the vesting periods; and (ii) compensation for all full-time and temporary employees as of December 31, 2019 was annualized. We believe that the use of cash and equity compensation for all employees is a consistently applied compensation measure because annual equity awards to employees are a key component of our compensation program and approximately 30% of our current employees receive annual equity awards as part of their compensation. After identifying the median employee based on total cash and equity compensation, we calculated annual total compensation of such employee in accordance with Item 402(c)(2)(x) of Regulation S-K.

As illustrated in the table below, our 2019 PEO to median employee pay ratio is 10:1.

Median Employee total annual compensation	$55,990
Mr. Liu (‟PEO”) total annual compensation	$541,328
Ratio of PEO to Median Employee Compensation	10:1

Compensation Risk Assessment

We believe that our executive compensation program and our employee compensation program as a whole do not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table sets forth for the years ended December 31, 2019, 2018, and 2017 compensation awarded to, paid to, or earned by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (1)	Total ($)
Bizuo (Tony) Liu, Chief Executive Officer, Chief Financial Officer and Director	2019	261,328	280,000	-	-	-	541,328
	2018	337,201	150,000	1,335,625	-	-	1,822,826
	2017	300,000	100,000	238,750	1,384,800	27,513	2,051,063
Andrew Chan, Chief Legal Officer (General Counsel), Corporate Development and Secretary	2019	292,766	168,000	372,600	-	14,318	847,684
	2018	278,602	115,000	256,005	-	12,319	661,926
	2017	259,796	80,000	45,745	351,630	38,028	775,199
Yihong Yao, Chief Scientific Officer	2019	278,100	72,900	-	-	13,975	364,975
	2018	269,475	78,600	294,956	-	10,678	653,709
	2017	259,375	75,000	52,716	244,065	25,225	656,381

(1)
The amounts reported in the “All Other Compensation” column for 2019 reflects Company contributions to each Named Executive Officer’s 401(k) plan account.

(2)
On October 1, 2018, the Company changed the nature in which the Company’s tax withholding obligations were satisfied in connection with the vesting of outstanding RSUs. As a result, the accounting treatment of the outstanding awards for U.S. GAAP purposes was modified. In accordance with the revised accounting treatment, the value reported in the “Stock Awards” column for 2018 has been modified to reflect a total amount equal to (i) the fair value of the shares and cash delivered upon settlement of vested RSUs prior to October 1, 2018, plus (ii) the grant date fair value calculated according to U.S. GAAP of the remaining outstanding RSUs on October 1, 2018. For 2019, the value reported in the “Stock Awards” column reflects the grant date fair value calculated according to U.S. GAAP of RSUs granted to Mr. Chan during 2019.

(3)
The value reported in the “Option Awards” column for 2017 reflects the grant date fair value calculated according to U.S. GAAP. No option awards were granted during 2018 and 2019.

Narrative Disclosure to Summary Compensation Table

Executive Employment Agreements

On March 3, 2017, the Company amended and restated its existing employment agreements (each, a “2017 Employment Agreement”) with each of Tony (Bizuo) Liu, Andrew Chan and Yihong Yao to implement the LTIP and make certain other changes. The 2017 Employment Agreements each have a four year initial term with automatic 12-month renewals, unless either party provides the other party with notice of non-renewal prior to the end of the applicable term. The 2017 Employment Agreements provide for minimum base salaries of $300,000 for Tony (Bizuo) Liu, $240,000 for Andrew Chan and $250,000 for Yihong Yao and target annual performance opportunities of 50% of base salary for each NEO. Each 2017 Employment Agreement also includes a non-solicitation and a non-competition provision that will apply during each officer’s employment and for a period of two years following termination. In addition, the 2017 Employment Agreements provide for certain severance benefits upon a termination by the Company without cause or a resignation by the executive with good reason, as described below under “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding stock options and RSUs for each Named Executive Officer as of December 31, 2019.

	Outstanding Equity Awards at Fiscal Year-End
Name	Option awards					Stock awards
	Number of securities underlying unexercised options(#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(#)	Market value of shares of units of stock that have not vested($)	Equityincentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equityincentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h) (23)	(i)	(j) (23)
Andrew Chan, Chief Legal Officer (General Counsel), Corporate Development and Secretary (1)	38,880	-	-	$3.00	2/20/2023	-	-	-	-
Andrew Chan (2)	37,904	-	-	$5.61	5/16/2024	-	-	-	-
Andrew Chan (3)	4,500	-	-	$18.61	4/8/2026	-	-	-	-
Andrew Chan (4)	10,500	-	-	$18.61	4/8/2026	-	-	-	-
Andrew Chan (5)	15,000	-	-	$12.55	1/20/2027	-	-	-	-
Andrew Chan (6)	16,286	6,714	-	$12.40	3/3/2027	-	-	-	-
Bizuo (Tony) Liu, Chief Executive Officer and Chief Financial Officer (7)	255,000	-	-	$5.00	1/3/2024	-	-	-	-
Bizuo (Tony) Liu (8)	5,300	-	-	$7.23	3/5/2023	-	-	-	-
Bizuo (Tony) Liu (9)	15,000	-	-	$20.63	7/23/2021	-	-	-	-
Bizuo (Tony) Liu (10)	15,000	-	-	$20.63	8/14/2021	-	-	-	-
Bizuo (Tony) Liu (11)	97,800	-	-	$15.53	12/31/2021	-	-	-	-
Bizuo (Tony) Liu (12)	8,000	-	-	$15.53	12/31/2021	-	-	-	-
Bizuo (Tony) Liu (13)	30,000	-	-	$35.53	4/6/2025	-	-	-	-
Bizuo (Tony) Liu (14)	40,000	-	-	$20.00	4/11/2026	-	-	-	-
Bizuo (Tony) Liu (15)	30,000	-	-	$12.55	1/21/2027	-	-	-	-
Bizuo (Tony) Liu (16)	85,000	35,000	-	$12.40	3/3/2027	-	-	-	-
Yihong Yao, Chief Scientific Officer (17)	25,000	-	-	$26.53	8/4/2025	-	-	-	-
Yihong Yao (18)	10,000	-	-	$18.61	4/8/2026	-	-	-	-
Yihong Yao (19)	18,768	7,732	-	$12.40	3/3/2027	-	-	-	-
Bizuo (Tony) Liu (20)	-	-	-	-	N/A	35,000	568,400	60,000	974,400
Andrew Chan (21)	-	-	-	-	N/A	18,384	298,556	12,000	194,880
Yihong Yao (22)	-	-	-	-	N/A	7,732	125,568	13,500	219,240

(1)
Represents an option to purchase up to 46,667 shares that were issued on 2/20/2013 with a monthly vesting schedule over a 36-month period, an exercise price of $3.00 and an expiration date of 2/20/2023, within which 7,787 shares has been exercised in 2015 and 2016.
(2)
Represents an option to purchase up to 47,000 shares that were issued on 5/16/2014 with a monthly vesting schedule over a 31-month period, an exercise price of $5.61 and an expiration date of 5/16/2024, within which 9,096 shares has been exercised in 2015 and 2016.
(3)
Represents an Incentive Stock Option (ISO) to purchase up to 4,500 shares that were issued on 4/8/2016, with full vesting at the one year anniversary of the grant date, an exercise price of $18.61 and an expiration date of 4/8/2026.
(4)
Represents an option to purchase up to 10,500 shares that were issued on 4/8/2016, with 4,500 shares vesting on February 7, 2018 and 6,000 shares vesting on February 7, 2019, an exercise price of $18.61 and an expiration date of 4/8/2026.
(5)
Represents an option to purchase up to 15,000 shares that were issued on 1/20/2017, with an exercise price of $12.55 and an expiration date of 1/20/2027, which were all vested and became exercisable on 1/20/2017.
(6)
Represents an option to purchase up to 23,000 shares that were issued on 3/3/2017 with a monthly vesting schedule over a 48-month period, an exercise price of $12.4 and an expiration date of 3/3/2027.
(7)
Represents an option to purchase up to 255,000 shares that were issued on 1/3/2014 with a monthly vesting schedule over a 36-month period, an exercise price of $5 and an expiration date of 1/3/2024.
(8)
Represents an option to purchase up to 5,300 shares that were issued on 3/5/2013 with a monthly vesting schedule over a 36-month period, an exercise price of $7.23 and an expiration date of 3/5/2023.
(9)
Represents an option to purchase up to 15,000 shares that were issued on 2/11/2015 vesting 1/3 on 7/23/2015 and each anniversary, an exercise price of $20.63 and an expiration date of 7/23/2021.
(10)
Represents an option to purchase up to 15,000 shares that were issued on 2/11/2015 vesting 1/3 on 8/14/2015 and each anniversary, an exercise price of $20.63 and an expiration date of 8/14/2021.
(11)
Represents an option to purchase up to 97,800 shares that were issued on 2/11/2015 vesting 1/3 on 12/31/2015 and each anniversary, an exercise price of $15.53 and an expiration date of 12/31/2021.
(12)
Represents an option to purchase up to 8,000 shares that were issued on 2/11/2015 vesting 1/3 on 12/31/2015 and each anniversary, an exercise price of $15.53 and an expiration date of 12/31/2021.
(13)
Represents an option to purchase up to 30,000 shares that were issued on 4/6/2015, with full vesting of 30%, 30% and 40% at each year anniversary of the grant date for 3 years, an exercise price of $35.53 and an expiration date of 4/6/2025.
(14)
Represents an option to purchase up to 40,000 shares that were issued on 4/11/2016, with full vesting of 30%, 30% and 40% at each year anniversary of February 6, 2016 for 3 years, an exercise price of $20 and an expiration date of 4/11/2026.
(15)
Represents an option to purchase up to 30,000 shares that were issued on 1/21/2017, with an exercise price of $12.55 and an expiration date of 1/21/2027, which were all vested and became exercisable on 1/21/2017.
(16)
Represents an option to purchase up to 120,000 shares that were issued on 3/3/2017 with a monthly vesting schedule over a 48-month period, an exercise price of $12.4 and an expiration date of 3/3/2027.
(17)
Represents an option to purchase up to 25,000 shares that were issued on 8/4/2015, with full vesting of 30%, 30% and 40% at each year anniversary of the grant date for 3 years, an exercise price of $26.53 and an expiration date of 8/4/2025.
(18)
Represents an option to purchase up to 10,000 shares that were issued on 4/8/2016, with full vesting of 30%, 30% and 40% at each year anniversary of the grant date for 3 years, an exercise price of $18.61 and an expiration date of 4/8/2026.
(19)
Represents an option to purchase up to 26,500 shares that were issued on 3/3/2017 with a monthly vesting schedule over a 48-month period, an exercise price of $12.4 and an expiration date of 3/3/2027.
(20)
Pursuant to the LTIP, Mr. Tony (Bizuo) Liu holds 35,000 unvested RSUs, which vest pro-rata on a monthly basis through 2/27/2021. In addition, Mr. Tony (Bizuo) Liu holds Performance RSUs, which vest in linear 1% increments when the Company’s common stock’s 20-day volume weighted average price (“VWAP”) is over $30 per share and up to $60 per share at closing between 2/27/2017 and 2/27/2021. The number of shares received in settlement of the Performance RSUs will be delivered on 2/27/2021 and could vary from 60,000 shares to 240,000 shares based on the Company’s VWAP achievement during the four-year performance period, which based on performance as of December 31, 2019 are reported herein at the threshold level. The shares earned, if any, for the Performance RSUs will be delivered on 2/27/2021.

(21)
Pursuant to the LTIP, Mr. Andrew Chan holds 18,384 unvested RSUs, which vest pro-rata on a monthly basis through 2/27/2021. In addition, Mr. Andrew Chan holds Performance RSUs, which vest in linear 1% increments when the Company’s common stock’s 20-day VWAP is over $30 per share and up to $60 per share at closing between 2/27/2017 and 2/27/2021. The number of shares received in settlement of the Performance RSUs will be delivered on 2/27/2021 and could vary from 12,000 shares to 48,000 shares based on the Company’s VWAP achievement during the four-year performance period, which based on performance as of December 31, 2019 are reported herein at the threshold level. The shares earned, if any, for the Performance RSUs will be delivered on 2/27/2021.
(22)
Pursuant to the LTIP, Mr. Yihong Yao holds 7,732 unvested RSUs, which vest pro-rata on a monthly basis through 2/27/2021. In addition, Mr. Yihong Yao holds Performance RSUs, which vest in linear 1% increments when the Company’s common stock’s 20-day VWAP is over $30 per share and up to $60 per share at closing between 2/27/2017 and 2/27/2021. The number of shares received in settlement of the Performance RSUs will be delivered on 2/27/2021 and could vary from 13,500 shares to 54,000 shares based on the Company’s VWAP achievement during the four-year performance period, which based on performance as of December 31, 2019 are reported herein at the threshold level. The shares earned, if any, for the Performance RSUs will be delivered on 2/27/2021.
(23)
The amounts reflected in these columns represent the number of stock awards reported in the immediately preceding column, multiplied by the closing price of our common stock on December 31, 2019.

Potential Payments Upon Termination or Change in Control

Under the 2017 Employment Agreements, each Named Executive Officer is eligible to receive severance and other benefits upon (a) a termination by the Company without “cause” or (b) within one year following a “change of control,” a resignation by the officer for “good reason.” Upon such terminations, subject to execution of a release, the officer will be eligible to receive: (i) severance equal to two times such officer’s base salary, (ii) pro-ration portion of the officer’s bonus for the year in which such termination occurs, (iii) payment for a portion of such officer’s premiums for 12 months of continuation coverage under the Company’s health and welfare plans, (iv) up to $35,000 in reimbursement for outplacement services, and (v) full acceleration of any outstanding equity awards (with any outstanding options having a post-termination exercise period of 15 months).

Pursuant to the 2017 Employment Agreements, upon the officer’s voluntary termination without good reason, termination by the Company for cause or non-renewal, such officer will not be entitled to any severance or other benefits in connection with such termination.

As used in the 2017 Employment Agreements:
●
“Cause” includes (i) material and intentional breach of the agreement (subject to notice and cure), (ii) willful and continued failure to substantially perform duties (subject to notice and cure), (iii) intentional misconduct causing material harm to the Company, (iv) conviction or indictment for any felony, (v) intentional or knowing violation of any material antifraud provisions of securities laws, (vi) willful misconduct or criminal activity that is materially harmful to the Company, (vii) current use or abuse of illegal substance that affects performance, and (viii) knowing and material violations of the Company’s code of ethics.
●
“Change of control” occurs upon (i) the acquisition by any person of beneficial ownership of 30% or more of the combined voting power of the Company, (ii) a majority of the Board ceases to be comprised of continuing directors during a one-year period, (iii) a merger or consolidation (unless following the transaction the pre-transaction stockholders held more than 80% of the combined voting securities of the surviving entity), (iv) approval of a plan of complete liquidation of the Company, and (v) sale of more than 50% of the Company’s assets.
●
“Good reason” is defined in each 2017 Employment Agreement to include: (i) a material deduction in base salary, (ii) a relocation by more than 50 miles, and (iii) for Messrs. Liu and Chan, a material adverse change in title, duties or responsibilities, in each case subject to certain notice and cure provisions.

Director Compensation

During 2019, in accordance with the terms of the agreements with each non-executive director, the annual cash compensation (prorated daily based on a 360 day year for any portion of the year if such director serves for less than a full term) to be paid to each non-executive director consisted of: (i) $36,000 per year for services as a director, plus (ii) either (x) $40,000 for each committee on which such director serves, or (y) $110,000 for each committee on which such director serves as chairperson (or, if such director is the chairman of the full board, for such chair position). Such compensation shall be paid, at each director’s election, in either (a) 30% in cash and 70% in non-qualified stock options, or (b) 50% in cash and 50% in non-qualified stock options.

After reviewing the macro environment of the pharmaceutical industry and market trend in 2019, the Compensation Committee believes there are no significant change in the macro environment to warrant a major change in our director compensation program.

With respect to the special committee formed in connection with the non-binding proposal letters the Company received to acquire all of the outstanding shares of common stock, the Board decided that, based on going private transaction precedents and market practice, the chairman of the special committee should receive an additional $7,500 per month and the other members of the special committee should each receive an additional $5,000 per month, in each case, until the going proposed transaction terminates or is consummated.

Consulting Agreement with Steve (Wentao) Liu

The Company entered into a three-year consulting agreement with Steve (Wentao) Liu in February of 2016 (the “2016 Agreement”), pursuant to which Mr. Liu advised the Chief Executive Officer on strategic opportunities, advised the Company on Chinese hospital management and provided other consulting services and advice as reasonably requested by the Company from time to time. In early 2019, the Compensation Committee approved the renewal of the 2016 Agreement for an additional two-year term. In connection with the renewal of the 2016 Agreement, the Compensation Committee increased the cash compensation from $3,666 per month to $5,333 per month and increased the continuation coverage under the Company’s existing employee healthcare plan from $20,000 to $36,000. Following the 2019 Annual Meeting, the Board found Mr. Liu met the independence director requirement and Mr. Liu will continue to serve the Company, and be compensated, as an independent director. In light of his receipt of compensation as an independent director, the Company and Mr. Liu terminated the 2016 Agreement.

Compensation for Edward Schafer

On October 12, 2019, the Board elected Edward Schafer as a non-executive Class I director of the Company. Mr. Schafer was also elected to serve as a member of the Audit Committee of the Company.

In connection with his service on the Board and the Audit Committee, Mr. Schafer will be entitled to an annual director fee of $36,000 and an additional $40,000 fee as a member of the Audit Committee, payable monthly. In addition, as leader of the Company’s Strategic Task Force, Mr. Schafer will be entitled $110,000 remuneration, payable in equal monthly installments from November 2019 to April 2020. Half of the foregoing compensation will be paid in cash, with the remaining half to be paid in a stock option grant. As part of his compensation, on October 12, 2019, Mr. Schafer received a non-qualified stock option to purchase 5,044 shares of the Company’s common stock under the 2014 Stock Incentive Plan with an exercise of $14.93 per share, all of which have vested on April 24, 2020.

Director Compensation Table

Accordingly, compensation for independent non-executive directors in calendar year 2019, as expressed on an annualized basis (reflecting adjustments during the year due to changes in committee composition), was as follows:

	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		All Other Compensation ($)	Total ($)
Terry Belmont	68,633.00	92,781	(2)	-	161,414
Steve (Wentao) Liu (5)	79,958.00	66,270	(2)	33,332	179,560
Chun Kwok Alan Au	64,816.00	56,062	(3)	-	120,878
Edward Schafer	16,567.00	55,003	(4)	18,333	89,903
Hansheng Zhou	48,300.00	72,828	(2)	-	121,128
Jacky (Gang) Ji	22,800.00	37,908	(2)	-	60,708
Nadir Patel (6)	80,083.00	66,270	(2)	-	146,353
Bosun S. Hau (6)	13,050.00	-		-	13,050
Darren O’Brien (7)	-	-		-	-

(1)
The amounts in the “Option Awards” column reflects the aggregate grant date fair value of the non-qualified options granted to the non-executive directors during 2019, computed in accordance with FASB Accounting Standards Codification Topic 718. As of December 31, 2019, the non-executive directors held the following outstanding options: Mr. Belmont, 58,737 options; Mr. Liu, 152,144 options; Mr. Au, 43,802 options; Mr. Schafer, 5,044 options; Dr. Zhou, 30,588 options; Mr. Ji, 14,626 options; and Mr. Patel, 38,701 options. Messrs. Hau and O’Brien did not have any outstanding options as of December 31, 2019.
(2)
These non-qualified options were granted on March 15, 2019 with an exercise price of $17. They have vested in full on April 24, 2020, subject to each director’s continued service.

(3)
Chun Kwok Alan Au was granted 3,133 shares of non-qualified options on May 15, 2019 with an exercise price of $17 on May 15, 2019, which have been fully vested on April 24, 2020 subject to Mr. Au’s continued service. On July 3, 2019, Mr. Au elected to change the ratio of his cash and option compensation, and as a result, 895 of these non-qualified options were forfeited. On November 11, 2019, Mr. Au was elected as the chairman of the Special Committee of the Board, and as such, he was granted an additional 1,390 shares of non-qualified options with an exercise price of $17.89, which have been fully vested on April 24, 2020.
(4)
Edward Schafer was appointed as a non-executive Class I director of the Company on October 12, 2019, and he was granted 1,360 shares of non-qualified options upon his election with an exercise price of $14.93, which have been fully vested on April 24, 2020.
(5)
Mr. Liu’s fees described herein are included as all other compensation in above table. Details of the consulting agreement could be referred to in the section entitled “—Consulting Agreement with Steve (Wentao) Liu” above. On January 28, 2019, the Board’s Compensation Committee resolved to increase the consulting fee to $5,333 per month and annual medical coverage to be raised to $36,000. On April 30, 2019, above consulting agreement was terminated.
(6)
Nadir Patel and Bosun S. Hau resigned as Board members on November 11, 2019 and May 15, 2019, respectively, and all options granted to each of them on May 15, 2019 were forfeited.
(7)
Darren O’Brien was appointed as a non-executive director of the Company on May 15, 2019. Pursuant to the policies of the designating investor, Mr. O’Brien is not eligible to receive any compensation as a non-executive director.

Equity Compensation Plan Information Table

The following table presents securities authorized for issuance under the Company’s equity compensation plans, as of December 31, 2019:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (2)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders (1)	2,592,710	$12.37(3)	1,682,855
Equity compensation plans not approved by stockholders	—	—	—
Total	2,592,710	$12.37	1,682,855

(1)
The securities reflected in these rows represent shares to be issued or securities remaining available under the 2009 Stock Option Plan, the Amended and Restated 2011 Incentive Stock Option Plan, the 2013 Stock Incentive Plan, the 2014 Stock Incentive Plan and the 2019 Stock Incentive Plan (collectively, the “Equity Plans”).
(2)
This column reflects (i) the maximum number of shares of our common stock subject to outstanding performance-based RSUs and (ii) the number of shares of our common stock  subject to outstanding time-based RSUs and stock options, in each case, granted under the Equity Plans. Because the number of shares of our common stock to be issued upon settlement of outstanding performance-based RSUs is subject to the achievement of performance conditions, the number of shares of common stock actually issued may be substantially less than the number reflected in this column.
(3)
The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes time-based RSUs and performance-based RSUs granted under the Equity Plans, as such awards do not contain an exercise price.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an executive officer of the Company, nor did they have any relationships requiring disclosure by the Company under Item 404 of Regulation S-K. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists ownership of our common stock as of April 27, 2020, unless indicated otherwise. The information includes beneficial ownership by (i) holders of more than 5% of parent Common Stock, (ii) each of our directors and named executive officers and (iii) all of our directors and executive officers as a group. Except as noted below, to our knowledge, each person named in the table has sole voting and investment power with respect to all shares of the Company’s Common Stock beneficially owned by them. Except as otherwise indicated below, the address for each listed beneficial owner is c/o Cellular Biomedicine Group, Inc., 1345 Avenue of the Americas, 15th Floor, New York, New York, 10105.

Name and Address of Beneficial Owner	Shares of Common Stock	Percent
	Beneficially Owned	of Class

Named Executive Officers and Directors

Wen Tao (Steve) Liu (1)	365,220	1.8%
Director

Bizuo (Tony) Liu (2)	818,617	4%
Director, Chief Executive Officer and Chief Financial Officer

Andrew Chan (3)	305,388	1.5%
Chief Legal Officer (General Counsel), Corporate Development and Secretary

Yihong Yao	105,005	*
Chief Scientific Officer (4)

Darren O'Brien (5)	0	*
Independent Director

Terry A. Belmont (6)	58,013	*
Independent Director, Chairman of the Board

Edward Schafer (7)	5,044	*
Independent Director

Chun Kwok Alan Au (8)	43,802	*
Independent Director

Hansheng Zhou (9)	30,588	*
Independent Director

Jacky (Gang) Ji (10)	14,626	*
Independent Director

All Officers and Directors as a Group	1,746,303	8.5%

5% or more Stockholders

Dangdai International Group Co Ltd. (11)	2,270,000	11.1%

Sailing Capital Overseas Investments Ltd. (12)	1,712,920	8.4%

Novartis Pharma AG (13)	1,458,257	7.1%

Mission Right Limited (14)	1,036,040	5.1%

* Less than 1%

(1)
Total shares owned by Steve (Wentao) Liu includes (i) 213,076 shares of common stock; (ii) 146,667 options issued under 2011 Plan vested as of April 27, 2020; (iii) 5,477 options issued under 2014 Plan vested as of April 27, 2020.

(2)
Total shares owned by Tony (Bizuo) Liu includes (i) 222,517 shares of common stock; (ii) 35,300 options issued under 2011 Plan vested as of April 27, 2020; (iii) 255,000 options issued under 2013 Plan vested as of April 27, 2020; (iv) 303,300 options issued under 2014 Plan vested/to be vested within 60 days as of April 27, 2020; (v) 2,500 shares of common stock to be vested within 60 days as of April 27, 2020.

(3)
Total shares owned by Andrew Chan includes (i) 178,611 shares of common stock; (ii) 53,880 options issued under 2011 Plan vested as of April 27, 2020; (iii) 37,904 options issued under 2013 Plan vested as of April 27, 2020; (iv) 33,681 options issued under 2014 Plan vested/to be vested within 60 days as of April 27, 2020; (v) 1,312 shares of common stock to be vested within 60 days as of April 27, 2020.

(4)
Total shares owned by Yihong Yao includes (i) 47,925 shares of common stock; (ii) 56,528 options issued under 2014 Plan vested/to be vested within 60 days as of April 27, 2020; (iii) 552 shares of common stock to be vested within 60 days as of April 27, 2020.

(5)
Darren O'Brien does not directly own any shares of CBMG common stock; however, he is affiliated with Sailing Capital Overseas Investments Management Ltd but does not have voting or dispositive power over the CBMG securities owned by Sailing.

(6)
Total shares owned by Terry Belmont includes (i) 7,000 options issued under 2013 Plan vested as of April 27, 2020; (ii) 51,013 options issued under 2014 Plan vested as of April 27, 2020.

(7)
Total shares owned by Edward Schafer includes 5,044 options issued under 2014 Plan vested as of April 27, 2020.

(8)
Total shares owned by Chun Kwok Alan Au includes (i) 4,000 options issued under 2013 Plan vested as of April 27, 2020; (ii) 39,802 options issued under 2014 Plan vested as of April 27, 2020.

(9)
Total shares owned by Hansheng Zhou includes 30,588 options issued under 2014 Plan vested as of April 27, 2020.

(10)
Total shares owned by Jacky (Gang) Ji  includes 14,626 options issued under 2014 Plan vested as of April 27, 2020.

(11)
Represents 2,270,000 shares held by Dangdai International Group Co., Limited, a Hong Kong limited liability company with CR# 2273242,  with its principal place of business at Suite 1501, Grand Millennium Plaza (Lower Block), 181 Queen's Road Central, Sheung Wan, Hong Kong, PRC SAR. Wuhan Dangdai Technology & Industries Group Inc. has voting and dispositive power over the shares of Dangdai International Group Co., Limited in Hong Kong. Wuhan Dangdai Technology & Industries Group Inc. is controlled by Hansheng Zhou, Xiaodong Zhang, Xiaodong Zhang (of the same surname and given name in English), Luming Ai, Xuehai Wang, Lei Yu, Xiaoling Du and Haichun Chen. Such individuals share voting and dispositive power over the shares held by Dangdai International Group Co., Limited.

(12)
Total shares owned by Sailing Capital Overseas Investments Management Ltd (with address at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.) include 1,404,494 shares owned by Wealth Map Holdings Limited (a BVI company with address at Address: c/o Unit 2006-08, 20/F Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong) and 308,426 shares owned by Earls Mill Limited (a BVI company, with address at c/o Unit 2006-08, 20/F Harbour Centre, 25 Harbour Road, Wan Chai, Hong Kong). Sailing Capital Overseas Investments Fund, L.P. is the sole shareholder of Wealth Map. James Xiao Dong Liu is the sole director of Earls Mill and the Chairman of Sailing Capital. The investment committee of Sailing Capital Overseas Investments Fund, L.P. has decision making power over voting and disposition of the CBMG securities owned by Wealth Map Holdings Limited. James Xiao Dong Liu, as the sole director of Earls Mill Limited, has voting and dispositive power over the CBMG securities owned by Earls Mill Limited.

(13)
Represents 1,458,257 shares held by Novartis Pharma AG, a company (Aktiengesellschaft) organized and existing under the laws of Switzerland, with its principal place of business at Lichtstrasse 35, 4056 Basel, Switzerland.

(14)
Based on information available as of January 18, 2020, 1,036,040 shares are held by Mission Right Limited (Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands.) Mission Right Limited is 50% owned by Yusen Holdings Limited and 50% by Zeacome Investment Limited. Chan Boon Ho Peter controls Yusen Holdings. Zeacome Investment Limited is owned by Perfect Touch Technology Inc., which is owned by CST Mining Group Limited. CST Mining Group Limited is a public company listed on the Hong Kong Stock Exchange under the ticker code “985.” Accordingly, Chan Boon Ho Peter and CST Mining Group Limited beneficially own the shares held by Mission Right Limited.

Change of Control

The Company knows of no arrangements resulting in a change in control of the Company. No officer, director, promoter, or affiliate of the Company has, or proposes to have, any direct or indirect material interest in any asset proposed to be acquired by the Company through security holdings, contracts, options, or otherwise.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as disclosed herein, there have been no transactions or proposed transactions in which the amount involved exceeds $120,000 since January 1, 2018 or are currently being proposed in which any of our directors, executive officers or beneficial holders of more than 5% of the outstanding shares of common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

As previously disclosed in the Company’s Current Reports on Form 8-K on January 31 and February 5, 2018, Sailing Capital Overseas Investment Ltd. and its affiliates (collectively “Sailing”), invested $30.6 million in the Company (the “Sailing Financing”). Sailing has been a major stockholder of the Company since February 2018 in connection with the closing of the Sailing Financing. On May 15, 2019, pursuant to the Securities Purchase Agreement by and among the Company and Sailing, Darren O’Brien was elected to fill the vacancy created by Bosun Hau’s resignation as a Class III director of the Company ..

As previously disclosed in the Company’s Current Reports on Form 8-K on November 12, 2019, the Company announced on November 11, 2019 that its Board received a preliminary non-binding proposal letter (the “November Letter”), dated the same day, from a consortium led by Mr. Tony (Bizuo) Liu, the Chief Executive Officer of the Company, certain other senior management members of the Company, Hillhouse Bio Holdings, L.P., TF Capital Ranok Ltd., Dangdai International Group Co., Limited and Mission Right Limited (the “November Consortium Members”), to acquire all outstanding shares of common stock (collectively, the “Shares”; each, a “Share”) of the Company (other than those Shares held by the November Consortium Members that may be rolled over in connection with the transaction proposed in the November Letter) for US$19.50 per Share in cash in a going private transaction. Upon receipt of the November Letter, the Board formed a special committee comprised of independent, disinterested directors to evaluate strategic alternatives (the “Special Committee”). The Special Committee, with the assistance of its advisors, considered the November Letter in connection with its ongoing review of strategic alternatives.

As previously disclosed in the Company’s Current Reports on Form 8-K on December 30, 2019, the Company issued a press release, on the same date, announcing that the Special Committee, composed of Alan Au, Edward Schafer, Terry Belmont and Steve (Wentao) Liu, PhD, had retained Jefferies Group LLC as its independent financial advisor and White & Case LLP as its independent legal advisor.

As previously disclosed in the Company’s Current Reports on Form 8-K on February 24, 2020, the Special Committee of the Company received a new preliminary non-binding proposal letter on February 21, 2020, (the “February Letter”), dated the same day, from a consortium led by Mr. Tony (Bizuo) Liu, the Chief Executive Officer of the Company, certain other senior management members of the Company, Hillhouse Bio Holdings, L.P., TF Capital Ranok Ltd., Dangdai International Group Co., Limited and Mission Right Limited, Maplebrook Limited, Viktor Pan, Zheng Zhou, OPEA SRL, Wealth Map Holdings Limited, Earls Mill Limited (the “February Consortium Members”), to acquire all outstanding shares of common stock (collectively, the “Shares”; each, a “Share”) of the Company (other than those Shares held by the February Consortium Members that may be rolled over in connection with the transaction proposed in the February Letter) for US$19.50 per Share in cash in a going private transaction. The Special Committee, with the assistance of its advisors, will consider the February Letter and any response thereto in connection with its ongoing review of strategic alternatives.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the Company’s Code of Conducts & Ethics the Company’s Board reviews issues involving potential conflicts of interest, and reviews and approves all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Board has not adopted any specific procedures for conducting reviews of potential conflicts of interest and considers each transaction in light of the specific facts and circumstances presented. However, to the extent a potential related party transaction is presented to the Board, the Company expects that the Board would become fully informed regarding the potential transaction and the interests of the related party, and would have the opportunity to deliberate outside of the presence of the related party. The Company expects that the Board would only approve a related party transaction that was in the best interests of, and fair to, the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINATIONS
AND STOCKHOLDER PROPOSALS

Rule 14a-8 Stockholder Proposals. Stockholder proposals to be presented at the 2021 Annual Meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than December 30, 2020, in order to be considered for inclusion in the Company’s proxy materials for that meeting. Such proposals must be submitted in writing to our corporate Secretary at 1345 Avenue of the Americas, 15th Floor, New York, New York, 10105.

Advance Notice Nominations and Proposals. The Company’s Amended and Bylaws require that the Company be given advance written notice of stockholder nominations for election to the Company’s Board and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act, as discussed above). Stockholder nominations to be considered at the 2021 Annual Meeting must be received by the Secretary no less than 120 days prior to the date of such meeting. Stockholder proposals to be considered for inclusion in the Company’s proxy materials for the 2021 Annual Meeting submitted pursuant to the Amended and Restated Bylaws must be received by the Secretary not less than 90 days nor more than 120 days prior to the anniversary of the date on which the Company first mailed its proxy materials for the 2020 Annual Meeting.
A stockholder’s notice to the Secretary must comply with the Bylaws.

OTHER MATTERS

The Board does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If other matters properly do come before the Annual Meeting, however, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote on such matters as recommended by the Board, of if no recommendation is given, in their own discretion.

The Company will send instructions to stockholders entitled to notice of the Annual Meeting regarding how to access this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The Annual Report includes the financial statements and management’s discussion and analysis of financial condition and results of operations. The costs of preparing, assembling, mailing and soliciting the proxies will be borne by us. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, facsimile, personal interviews and other methods of communication.

If you and other residents at your mailing address own shares in street name, your broker or bank may have sent you a notice that your household will receive only one copy of proxy materials for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Proxy Statement to your address. If you want to receive separate copies of the proxy materials in the future, or you are receiving multiple copies and would like to receive only one copy per household, you should contact your stockbroker, bank or other nominee record holder, or you may contact us at the address or telephone number below. We will promptly deliver, without charge, a separate copy of the Proxy Statement or the Company’s Annual Report on Form 10-K, if you address your written request to, or call, Tony (Bizuo) Liu, Chief Executive Officer and Chief Financial Officer of Cellular Biomedicine Group, Inc., 1345 Avenue of the Americas, 15th Floor, New York, New York, 10105, telephone number (347) 905 - 5663.

Copies of the documents referred to above that appear on our website are also available upon request by any stockholder addressed to our corporate Secretary, Cellular Biomedicine Group, Inc., 1345 Avenue of the Americas, 15th Floor, New York, New York, 10105.

On a separate note, this year we are facing an extraordinary situation of the coronavirus (COVID-19) outbreak, which has spread globally, including to every state in the United States, and has resulted in the declaration of the COVID-19 outbreak as a pandemic by the World Health Organization. While still evolving, the COVID-19 pandemic has caused significant economic and financial turmoil both in the United States and around the world, and has fueled concerns that it will lead to a global recession. We are closely monitoring the public health and travel safety concerns relating to the coronavirus (COVID-19) outbreak, including government directives, and will comply with all COVID-19 health and safety rules. In the event it is not possible or advisable to hold the Annual Meeting as currently planned, we will announce any additional or alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication.  We will provide updates regarding the Annual Meeting by press release and filing with the Securities and Exchange Commission as well as on our website at https://www.cellbiomedgroup.com/.

CELLULAR BIOMEDICINE GROUP, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS – JUNE 26, 2020 AT 9:00 AM EST
CONTROL ID:
REQUEST ID:

The undersigned hereby appoint(s) Tony (Bizuo) Liu and Andrew Chan, or either one of them, with the power of substitution and resubstitution to vote any and all shares of capital stock of Cellular Biomedicine Group, Inc. (the “Company”) which the undersigned would be entitled to vote as fully as the undersigned could do if personally present at the Annual Meeting of the Company, to be held on June 26, 2020, at 9:00 A.M. Eastern Standard Time, and at any adjournments thereof, hereby revoking any prior proxies to vote said stock, upon the following items more fully described in the notice of any proxy statement for the Annual Meeting (receipt of which is hereby acknowledged):

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors recommendations.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

	MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
	FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
	INTERNET:	https://www.iproxydirect.com/CBMG
	PHONE:	1-866-752-VOTE(8683)

ANNUAL MEETING OF THE STOCKHOLDERS OF CELLULAR BIOMEDICINE GROUP, INC.	PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1	FOR ALL	AGAINST ALL	FOR ALL EXCEPT
Election of Directors	☐	☐

Terry Belmont			☐	CONTROL ID:
Hansheng Zhou			☐	REQUEST ID:
Tony (Bizuo) Liu			☐

Proposal 2	FOR	AGAINST	ABSTAIN
To ratify the appointment of BDO China Shu Lun Pan Certified Public Accountants LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

Proposal 3	FOR	AGAINST	ABSTAIN
To approve, by a non-binding vote, the compensation of the Company’s named executive officers.	☐	☐	☐

Proposal 4	3 YEARS	2 YEARS	1 YEAR	ABSTAIN
To approve, by a non-binding vote, the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ◻
THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE; UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES ON PROPOSAL NUMBER 1, FOR APPROVAL ON PROPOSALS NUMBER 2 AND 3, AND FOR THREE YEARS ON PROPOSAL NUMBER 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign, date and return this Proxy promptly using the accompanying postage pre-paid envelope. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CELLULAR BIOMEDICINE GROUP, INC.

MARK HERE FOR ADDRESS CHANGE   ◻ New Address (if applicable):
____________________________
____________________________
____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2020

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)